UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM SB-2/A
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                (Amendment No.) 4

                             ISHOPNOMARKUP.COM, INC.
              ----------------------------------------------------
              (Exact name of small business issuer in its charter)


     Nevada                         7375                    06-1556852
     ------                         ----                --------------------
 (State or jurisdiction   (Primary Standard Industrial     (I.R.S. Employer
  of incorporation or      Classification Code Number)     Identification No.)
    organization)


           683 Middle Neck Road, Great Neck, NY 11021 (516) 487-5444
(Address of principal place of business or intended principal place of business)

I iShopNoMarkup.com, Inc.
683 Middle Neck Road,
Great Neck Road, NY 11023 (516) 487-5444
(Name, Address and telephone number of agent for service)

COPIES TO:
Michael Krome, Esq. 8 Teak Court, Lake Grove, NY 11755

Approximate date of proposed sale to the public: AS SOON AS PRACTICABLE AFTER

THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
If this form is filed to register additional securities for an offering Pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.

                         CALCULATION OF REGISTRATION FEE

Common Stock          5,000,000      $10.00             $50,000,000.00     $13,200.00
------------          ----------     ------             --------------     ----------
Title of each         Share amount   Proposed maximum   Proposed maximum    Amount of
class of securities   to be          offering price     aggregate offering  registration fee.
to be registered      registered     per unit           price

Note: Specific details relating to the fee calculation shall be furnished in notes to the table, including references to provisions of Rule 457 (~23O.457 of thin chapter) relied upon, if' the basis of the calculation in not otherwise evident from the information presented in the table. If the filing fee is calculated pursuant to Rule 457(o) under the Securities Act, only the title of the class of securities to be registered, the proposed maximum aggregate offering price for that class of securities and the amount of registration fee need to appear in the Calculation of Registration Fee table. Any difference between the dollar amount of securities registered for such offerings and the dollar amount of securities sold may be carried forward on a future registration statement pursuant to Rule 429 under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

ISHOPNOMARKUP. COM, INC.
5,000,000 shares of Common Stock

This is our initial public offering of common stock. The initial public offering price is $10.00 per share. No public market currently exists for our common stock. We are selling 5,000,000 shares of common stock which have $.001 par value per share. This represents 4.3% of the total outstanding shares based on the maximum amount of the offering. We are a Nevada corporation.

We will sell the shares ourselves. We do not plan to use underwriters or pay any commissions. We will be selling our shares in a direct participation offering and no one has agreed to buy any of our shares, although we may retain the services of one or more NASD registered broker/dealers as selling agent(s). Finder's and salesmen will receive a commission of up to 10% on their sales or compensation as determined by the Company, not to exceed 10%. None have been retained as of this date.

The offering will remain open until March 15, 2004, unless we decide to cease selling efforts prior to that date. Investors must purchase a minimum of 200 shares.

The securities offered hereby are highly speculative and involve a high degree of risk. See the caption "Risk Factors" commencing on page 8.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is March 15th, 2003.

                              TABLE OF CONTENTS

Summary                                                                       5
Our Company                                                                   5
Risk Factors                                                                  7
We have experienced losses since our inception and expect such losses to
continue for the foreseeable future                                           7
Our business is subject to seasonal economic conditions                       7
Our quarterly revenues and operating results may fluctuate significantly 7 We will need additional capital in the near future and such capital may
be unavailable or too costly                                                  8
Control of the corporation will remain in the hands of present management 8 Management's Discussion and Analysis of Financial Condition and Plan of
Operations                                                                    8
Use of Proceeds                                                              10
Capitalization                                                               11
Dilution                                                                     11
Business                                                                     12
Principal Shareholders                                                       19
Management                                                                   20
Certain Transactions                                                         26
Description of Securities                                                    26
Shares Eligible for Future Sale                                              28
Available Information                                                        29
Dividend Policy                                                              30
Stock Transfer Agent                                                         30
Experts                                                                      30
Legal Matters                                                                31
Index to Financial Statements                                               F-1

SUMMARY
Our Company

iShopNoMarkup.com, Inc. is a Nevada corporation formed on August 20, 1999 for the purpose of developing a shopping mall on the internet. We expect to offer products on the internet by providing goods to be shipped directly from suppliers to consumers. We would charge a standard transaction fee of $ 1.50 per transaction, over our cost of the products, thereby eliminating percentage markups of products. We feel by introducing a standard transaction fee we can offer lower prices to consumers. We anticipate that the higher the price of the products, the lower our price will be to the consumer, since we do not provide a percentage markup. We expect consumers to shift to our pricing model due to the provision of lower prices on the same products, creating a shift from the more expensive outlets to iShopNoMarkup.com.

We have an equity interest in the following business controlled by related parties.

    *ClLine.com, Inc., a Nevada corporation, was organized on December 10, 1999. It was formed by insiders and affiliates of iShopNoMarkup.com. C1Line.com aspires to be an online business to business and business to consumer website specializing in offering products and services related to the construction industry. As of the date of this prospectus ClLine.com, Inc. is a 49% owned subsidiary of iShopNoMarkup.com. ClLine.com, Inc. currently shares office space with US. To date approx. $ 700,000 has been invested in C1Line.com.

ClLine.com, Inc. has had no operating revenue since its inception and is considered in the development stage.

Company          Total shares      Total shares Owned by   Percentage
                 Outstanding        iShopNoMarkup.com      Ownership
ClLine.com       21,000,000 *           10,290,000            49%


We maintain our principal office at 683 Middle Neck Road, Great Neck, NY 11021, Tel. (516) 487-5444.

                               The Offering

Common Stock offered
for sale hereby                 Up to a maximum of 5,000,000 shares by us.

Offering Price                  $10.00 per share offered to the public.
                                The shares are being sold on a "best efforts" basis.


Terms of the Offering           The offering will remain open until March 15,
                                2004, unless we decide to terminate the selling efforts prior to this date. The minimum subscription is 100 shares.

                                               Common              Preferred
Authorized and                                 Stock                 Stock
--------------                                 ------              ---------
Outstanding            Authorized:           200,000,000         20,000,000
-----------            Outstanding
Shares of              Prior Offering        111,332,544             none
---------              Assuming 50%
Stock                  of offering is        113,832,544             none
------                 Sold
                       After Offering*       116,332,544             none


Unless otherwise indicated, the information in this prospectus, irrespective of the date referenced, assumes that there is no exercise of outstanding options or warrants to purchase additional shares.


Plan of Distribution          This is a direct participation with no minimum
                              offering requirement, and with no commitment by anyone to purchase any shares. The shares will be offered and sold on a "best efforts" basis by our principal executive officers and directors, although we may retain the services of one or more
                              NASD registered broker/dealers as selling agent(s);finder's and salesmen to effect offers and sales on our behalf. The broker/dealers, finder's and salesmen will receive a commission of up to 10% on their sales or compensation as determined by the Company, not to exceed 10%. None have been retained as of this date.


Use of Proceeds               Assuming that the entire offering will be sold,
                              then up to the first $ 500,000,000 (10%)that we raise will be used to pay the expenses of the offering, including salesmen compensation and expenses of selling the offering directly by the Company, including Finder's fees and broker/dealer commissions. The priority for funds raised in excess of that amount will be applied in the following order


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


                             (i) web site development, (ii) upgrades and product
                              procurement for sale on web site;(iii) online and off line marketing (iv) personnel; (v) technology upgrades; (vi) working capital; and
                              (vii) expansion.


                                  RISK FACTORS

The securities offered hereby are highly speculative and involve substantial risks. Prospective investors should carefully consider the following risk factors before making an investment decision.

     We have experienced losses since our inception and expect such losses to continue for the foreseeable future.

We were formed on August 20, 1999, and have only recently engaged in a new enterprise. We have no history of operations and revenues, and must be considered promotional and in the early development stage. We are subject to many of the risks common to enterprises with limited or no operating history, including but not limited to potential under-capitalization, limitations with respect to personnel, financial and other resources, and limited customers and revenue sources. There is absolutely no assurance that we will be able to operate an e-commerce business. As a result of our lack of an operating history in any business, we do not have historical financial data on which to base operating expenses, other than the audited financial statements provided herein. We may be unable to adjust spending in a timely manner to compensate for any unexpected shortfall of revenues. Accordingly, any significant shortfall of demand for our products and services in relation to our expectations would have an immediate adverse impact on our business, operating results, and financial condition. Any amounts needed to cover such losses will be from the potential sale of securities in this offering. There is no guarantee that we will have such amounts available.

Our business is subject to seasonal economic conditions.

We expect to experience seasonality in our business, due to a combination of seasonal fluctuations in internet usage and traditional retail seasonality patterns. Internet usage is expected to decline during the summer months. Sales in the traditional retail sector are significantly higher in the fourth calendar quarter of each year due to the Christmas shopping season. Therefore, we may experience more pronounced cash flow problems in the first three quarters of the calendar year compared to the fourth quarter. In addition, our business is dependent upon discretionary income available for expenditure by consumers. Discretionary income decreases during prolonged general economic downturns, resulting in fewer expenditures. A general economic recession would likely have a material adverse effect on our financial condition. We, however, feel that consumers would purchase goods from the lower priced outlets in adverse economic times to save.

Our quarterly revenues and operating results may fluctuate significantly.

The operating results for our internet companies have fluctuated in the past, and our operating results may change materially in the future. Any amounts allocated for operations to allow for such fluctuations for the next twelve months would be from the potential sale of securities in this offering, which is not guaranteed to be available. Fluctuations could affect the market price of our common stock. Fluctuations may depend upon a variety of factors, including the incurrence of capital costs and costs associated with the introduction of new products and services. Other factors that may contribute to changes in operating results include:

     * the pricing and mix of services that we offer;

     * market acceptance of new products and services;

     * changes in operating costs;

     * changes in pricing policies and product offerings by our competitors;

     * introduction of alternative technologies;

     * growth in demand for e-commerce services

     * effects of potential future acquisitions; and

     *one-time costs associated with acquisitions.

Due to the foregoing factors, we believe that period-to-period comparisons of our operating results are not necessarily meaningful and that these comparisons should not be relied upon as indicators of future performance.

     We will need additional capital in the near future and such capital may be unavailable or too costly.

Our future capital requirements will depend upon many factors, including the development of new systems, the progress of our research and development efforts, and the expansion of our sales and marketing efforts. We believe that if the maximum offering is sold, available capital resources will be adequate to fund our operations for at least twelve months following this offering. The source of such funding would come from the potential sale of securities in this offering, which is not guaranteed. There can be no assurance, however, that we will not require additional financing prior to such time. There can be no assurance that any additional financing will be available to us on acceptable terms, or at all. If additional funds are raised by issuing equity securities, further dilution to the existing stockholders will result.

   Control of the corporation will remain in the hands of present management.

Subject to the limitations of Nevada corporate law, current management will have control of us through their aggregate stock ownership and will have the right to perpetuate their status as officers and directors and therefore conduct our business and affairs.

A failure to service customers could have a drastic effect on our business.


We may fall short of our target response time for customer shipment. Success in e-commerce is dependent on this requirement. We are actually dependent on suppliers to ship directly for us. We are not carrying any inventory. Their reaction time is critical to our operation. Sub-optimal customer service would damage our reputation and lead customers to transfer their business to other sources. On any given day, a surge of activity or failure of our suppliers to ship promptly could cause us to fail to provide adequate customer service. There can be no assurance that we will be able to serve our customers adequately, and the failure to do so could have a material adverse effect on our business, financial condition, and operating results. iShopNoMarkup will monitor suppliers for on time shipping and will drop out of the system consistent non-performers.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                          AND PLAN OF OPERATIONS

        The following discussion should be read in conjunction with our financial statements.

General

        We are a development stage company with a limited operating history. We were incorporated in August 20, 1999 and have conducted limited business operations as we have had limited cash and assets. On Dec 10, 1999 we acquired 10,290,000 shares or 49% interest in C1Line.com, Inc. by issuing 2,000,000 shares of our common stock. To date, we have concentrated on raising the necessary capital in order to develop our business strategy. As of September 30, 2000, we generated $5,000 in revenues in an individual business proposition. However, this was not based on transaction fees which we represent to be one of our prime methods of generating future revenue from our e-commerce business. Our fiscal year is March 31. The financial information contained in this prospectus is for the period from August 20, 1999 (the inception) to March 31, 2002 audited and from April 1, 2002 to September 30, 2002 un-audited.

        We have a limited operating history on which to base an evaluation of our business and prospects. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of development. This is particularly true for companies in new and rapidly evolving markets such as online shopping and internet industries. From our inception through the present time we have utilized funds obtained through private placements totaling approximately $2.3 million. Accordingly, we have recorded $5,000 revenues and have incurred net losses from operations totaling approximately $5.3 million from inception on August 20th, 1999.

through September 30, 2002. The Company will not carry inventory and accordingly, will not have conventional costs of sales.

        Selling, general and administrative expense was $4.2 million from inception on August 20th 1999 to Sept. 30, 2000 and $ 569,936 from Oct. 1st 2000 through Sept. 30th, 2002. This includes $2.5 million stock and stock option compensation, which we awarded and granted during the period from inception through Sept. 30th, 2000. Administrative expense includes organizational cost, legal fees, rent, payroll, depreciation and amortization and numerous incidental items.

PLAN OF OPERATIONS FOR FISCAL 2003

        We are a development stage company with $5,000 revenue since inception. Subsequent to this offering, our operating expense are estimated at approximately $68,000 per month, which includes maintenance of our website, office rent, administrative expenses, and general working capital purposes. Our operating expenses will increase as we expand our operations and our future level of operations will be dependent on future cash availability. As of Sept.30, 2002 we have one employee.

        Since inception, we have sold 58,246,795 shares of common stock for aggregate gross proceeds of $2,319,459 and issued 51,585,748 shares to our founders and employees as their compensation and 2,000,000 shares to Moussa Yeroushalmi, the President of iShopNoMarkup.com in exchange for a 49% equity interest in ClLine.com, Inc. We have currently used up all the funds from these private placements to pay for our expenses.

        On the anticipated closing of this offering and subject to sale of the entire offering, we intend to use approximately $45,000,000 in net proceeds to further our business plan by improving our website, updating and increasing our products, marketing our services, expanding our operations, hiring more employees to expand our business and for working capital.

       We have generated miniscule revenues from our website. We believe we will begin generating revenues by 4th Quarter 2003, depending on the completion of our web site and results of our marketing attempts and this offering.

LIQUIDITY AND CAPITAL RESOURCES

        As of Sept. 30, 2002, we had no working capital with negative cash flows from operations since inception of approximately $ 2.3 million. We anticipate incurring losses from operations during the current fiscal year.

        We intend to rely on funds from external sources and potential revenue from operations until completion of this offering. We can provide no assurance that revenue from operations, if any, will be sufficient to provide adequate working capital to fund our current operating expenses or that external funding will be available to us.

        In fiscal year 2003, we anticipate having negative cash flows from operations. And at the present time we cannot estimate when, or if, our operations will generate positive cash flows from operations.

        In the event that revenues are less than expected and we are unable to raise additional financing, we may need to limit our operations or sell any remaining assets.

        We do not have any significant credit facilities available with financial institutions or other third parties and until we can generate positive cash flow from operations. We will be dependent upon external sources for best efforts financing. We can provide no assurance that we will be successful in any future financing effort to obtain the necessary working capital to support our operations. Therefore, on a short-term basis, or during calendar years 2002 & 2003, we may require additional funding if this offering does not have its anticipated result. Since we are not able to estimate when we will be able to generate positive cash flows from operations, this funding will need to be from external sources. On a long-term basis, or after calendar years 2002 & 2003, we may also require additional external financing depending upon the result of this offering and potential revenues from operations.

USE OF PROCEEDS

     We estimate that the net proceeds from this offering, after deducting offering expenses of up to approximately 10% or $ 5,000,000 will be approximately $45,500,000 if we receive the maximum amount. The Company may have substantially lower offering expenses depending if it sells the offering directly or negotiating lower commissions with broker dealers, the difference of which will be added to working capital. We plan to use these net proceeds to increase our marketing efforts, upgrade our technology infrastructure, add products to our web site, add personnel, expand our operations, and provide additional working capital. If we raise less than the maximum amount, then we intend to carry out a portion of our plan. In the table below, we have detailed the amount that we anticipate we will spend on each item.

Amount of Net Proceeds Required
                                               at 50%             at 100%
                                               ------             -------
Company Proceeds from
the Offering                                25,000,000           $50,000,000
Less: Offering Expenses at 10% of sales      2,250,000             5,000,000
                                            ----------           -----------
Net Proceeds from
Offering                                    22,500,000            45,000,000
                                            ----------           -----------
Use of Net Proceeds:
Internet marketing                           4,500,000             9,000,000
Traditional marketing                        3,600,000             7,200,000
Web Site Development                         1,000,000             2,000,000
Operations                                   2,250,000             4,500,000
Personnel                                    4,000,000             8,000,000
Expansion                                    1,000,000             2,000,000
Working capital
     ~Mergers, Acquisition                   1,750,000             3,500,000
      Expansion of Existing Product
      categories and new categories            500,000             1,000,000
     ~Expansion into International Market
      & international joint venture            200,000               300,000
      Consulting Out Sourcing services
      including technology upgrade            2,500,000             5,000,000
      Additional personnel as needed            500,000             1,000,000
Capital reserves for unexpected items           700,000             1,000,000
                                             ----------           -----------
Total Use of Net
PROCEEDS                                    $22,500,000           $45,000,000
                                            ===========           ===========

We have not determined the timing and exact amounts of operating expenditures at this time. We anticipate that proceeds from the offering, combined with and potential future operating revenue, should be sufficient to allow us to continue operating for the foreseeable future. If we receive significantly less than the maximum amount, or even no funding, we may not have sufficient funding to continue operations for the foreseeable future, and may have to reduce the rate at which we potentially can expand our business.

We plan to use a significant portion of the funding to allow us to conduct internet and traditional marketing of our products and services, subject to all applicable regulations. Internet marketing may include, but is not limited to, banner advertising, strategic search placements including acquisition of Internet domain names, newsgroups, chat rooms, bulletin boards, press releases, and targeted email. Traditional marketing may include radio, cable or print, targeted mailing or phone calls, cold calling, fax marketing and a host of other marketing methods.

We plan to use a portion of the funding as salaries for additional key personnel for us.

We expect offering expenses to include legal and accounting expenses, registration and "Blue Sky" fees, printing costs, document delivery costs, order fulfillment, transfer agent fees, and Similar cost.

We plan to use a portion of the funding as working capital and for general business purposes including accounts payable when cash flow is insufficient for these purposes. The specific amounts to be allocated to working capital and other purposes will be in our discretion. We reserve the right to alter our use of proceeds depending on business conditions which are unforeseen at this time. To the extent that the net proceeds are not used immediately, we intend to invest them in shout-term, investment-grade, interest-bearing securities. We do not intend to use any proceeds to make loans to officers or directors.

                               Capitalization

This table represents our capitalization as of September 30, 2002 as adjusted to give effect to this offering.


                                                  Shares      Shares
                                     ACTUAL        at 50%      at 100%
                                     ------        ------      -------
Stockholders' Equity
 Preferred Stock,  $.001 par value
   Authorized 20,000,000 Issued and
   Outstanding-No shares
  Common Stock, $.001 par value
   Authorized-200,000,000 Shares
   Issued and Outstanding -
       111,832,544 Shares              111,833
 @50%  114,332,544 Shares                             114,333
 @100% 116,832,544 Shares                                          116,833
Additional Paid
in Capital-                          5,153,733     30,151,233   55,148,733
Deficit Accumulated                 (4,681,837)    (4,681,837)  (4,681,837)
Treasury Stock                          (5,000)        (5,000)      (5,000)
                                     ---------     -----------  -----------
Total Stockholders
EQUITY                                $578,729    $25,578,729 $50,578,729
                                      =========   =========== ===========


DILUTION

We were initially capitalized by the sale of common stock to our founders. The following table sets forth the difference between our founders and purchasers of the shares in this offering with respect to the number of shares purchased from us, the total consideration paid and the average price per share paid.

The table below assumes that 50% of the amount of the shares offered hereby is sold.

                       Shares Issued      Total Consideration    Average Price
                     Number       Percent   Amount      Percent     Per Share
                     ---------    --------  ----------  ---------  -----------
Existing Investors   111,282,093  97.8%      $2,969,690    10.6%        $0.03
New Investors          2,500,000   2.2%     $24,927,000    84.4%      $10.00
                     -----------  ------ ---------     ------
Total                114,332,544  100%      $27,896,660    100%         $0.25

THE TABLE BELOW ASSUMES THAT 100% OF THE AMOUNTS OF THE SHARES OFFERED HEREBY ARE SOLD.


                       Shares Issued      Total Consideration    Average Price
                     Number       Percent   Amount      Percent     Per Share
                     ---------    --------  ----------  ---------  -----------
Existing Investors   111,832,544  95.7%       $2,969,690     5.6%        $0.03
New Investors          5,000,000  04.3%      $49,927,000    94.4%       $10.00
                     -----------  ------     -----------   ------
Total                116,832,544  100%       $52,896,690    100%         $0.45

As of September 30, 2002, the net tangible book value of our common stock was $476,740 or less then $0.01 per share based on the 111,832,544 shares outstanding. "Net tangible book value" per share represents the amount of total tangible assets less total liabilities, divided by the number of shares.

After giving effect to the sale by us of 5,000,000 shares or 100% of shares offered at an offering price of $10.00 per share our pro-forma net tangible book value as of that date would be $50,476,740 or $.43 per share, based on the 116,832,544 shares outstanding at that time. This represents an immediate dilution (i.e. the difference between the offering price per share of common stock and the net tangible book value per share of common stock after the offering) of $9.57 per share to the new investors who purchase shares in the offering.

After giving effect to the sale by us of 2,500,000 shares or 50% of shares offered at an offering price of $10.00 per share our pro-forma net tangible book value as of that date would be $25,476,740 or $.22 per share, based on the 114,832,544 shares outstanding at that time. This represents an immediate dilution (i.e. the difference between the offering price per share of common stock and the net tangible book value per share of common stock after the offering) of $9.78 per share to the new investors who purchase shares in the offering.

The following table represents the dilution per share based on the percentage sold of the total amount of shares being offered.


                                           Shares     Shares
                                           at 50%     at 100%
                                           ------     -------
Offering price                             $10.00      $10.00
Net tangible book value                    $NIL        $NIL
Increase attributable to
the offering                               $ 0.22      $ 0.43
                                           ------      ------
Net tangible book value
after giving effect to the
offering                                   $ 0.22     $ 0.43
                                           ------      ------
Per share Dilution to new
investors                                  $ 9.78     $ 9.57
Percent Dilution per share                     98%       96%

We do not intend to pay any cash dividends with respect to our common stock in the foreseeable future. We intend to retain any earnings for use in the operation of our business. Our Board of Directors will determine dividend policy in the future based upon, among other things, our results of operations, financial condition, contractual restrictions and other factors deemed relevant at the time. We intend to retain appropriate levels of our earnings, if any, to support our business activities.

BUSINESS

OVERVIEW

iShopNoMarkup.com, Inc. was incorporated on August 20, 1999 under the laws of the State of Nevada for the purpose of developing a shopping mall on the Internet. We expect to offer products on the internet by providing goods directly from the supplier, at no markup to the purchaser. We expect to generate revenues by charging a standard transaction fee of $ 1.50 per item, through advertising, earning a shipping markup, collecting interest on our supplier moneis before they are disbursed, revenue sharing, by providing other web sites that do not sell products with the capability to sell through us, and generating opt-in list advertising revenues (opt in list is a list of consumers that opt to receive e mails regarding a certain product), licensing of parts or all of our database to other companies that want to sell products independent of us, licensing our future technologies to individuals so they can sell products by having their own shopping mall and other revenue sources that we may develop. We believe due to the no markup nature of our company, we will be able to offer lower prices to consumers for the same products offered elsewhere at higher prices.

We plan to offer millions of products at no markup prices. We believe that the higher the price of the product is, the more we could potentially save for consumers. We have also compared our lower priced items and found to offer great value as well overall. Our prices are not the lowest in every case and depending on many factors we may have higher prices than our competition.

We believe through offering large selection of millions of products and no markup prices, we can potentially generate large volumes of sales on our web site, as a result of consumers shifting to lower prices and large selections. Many web sites on the world wide web offer information only and do not sell any products. While many of these sites get a large number of visitors (hits) on their web site, they are not necessarily selling them products. iShopNoMarkup plans to become the shopping channel for a number of other web sites that offer no products or a limited number of products. IShopNoMarkup plans to use the slogan "turn your hits into cash" and offer these sites a percentage of the transaction fee generated from transactions on the iShopNoMarkup site, originating from their sites.

By executing this program, iShopNoMarkup can potentially utilize the large marketing efforts and already built clientele base of these other web sites to offer them lower priced products, saving iShopNoMarkup marketing dollars and providing cash to these other web sites and potential savings to consumers.

iShopNoMarkup plans to also offer services on its web site and provide value to consumers on both products and services. Later, iShopNoMarkup will look into providing high ticket, expensive items like cars, homes, boats, antiques, art, furniture and other items by offering a standard transaction fee instead of percentage commissions, markups on sales, potentially creating a new trend in the high item markets, while providing everyday lower priced items in volume on its web site.

We intend to initially have in our website categories for giftware, books, music, jewelry, beauty supplies, computers, house ware, sports, toys, videos, automotive accessories and electronics. We will not carry inventory. These categories may be changed at managements' discretion. Our initial phase of our business plan will focus on marketing of the above categories due to the proven popularity of purchasing these items on the internet. We plan to continuously add products and categories to our web site.

We made an application for our trademark in the U.S. Patent and Trademark Office in September, 1999. The office of the Commissioner of Patents and Trademarks has advised us that we are entitled to the registration of the mark and subsequently we have received our Trademark.

We had signed contracts with suppliers of products to list approximately 1,892,664 products on our web site. These contracts are now expired. We have contacted the same suppliers and the number of products that they offer has been expanded. Upon potential renewal of our contracts, we will have a minimum of approximately 3 million to 4.5 million products based on the information given to us by our suppliers. We intend to utilize the proceeds of this offering to pay for the renewal of our contracts with our suppliers that require a fee. We anticipate a maximum of up to $ 100,000 will be needed to renew these contracts. We expect to offer all these products by late 4th Quarter 2003 on our Web Site. Approximately 800,000 products were available on our website in the past, however, the product information is now dated and the contracts will have to be renewed so that we can list the latest releases and pricing. We also need to upgrade our web site infrastructure to handle and accommodate all these products and provide for potential volume functionality. We believe we will eventually offer millions of products from various suppliers direct to the public at no markup, enabling us to potentially provide one of the lowest priced outlets on or off the internet.

We plan on retaining an e-commerce development company to provide us with all the functionality required for our web site so that it can accommodate a potentially unlimited number of products efficiently. We plan to use some of the proceeds of this offering to acquire this technology. (Please see "Use of Proceeds").

We maintain corporate headquarters in Great Neck, New York, and also had branch offices in Hong Kong, Singapore and Sydney, Australia, and Bristol, England, Tokyo, Japan. International offices were arranged through an agreement with Mr. Ian Noakes, International Vice President for DTL Corp. He is entitled to 25,000 stock options for each office he opens for iShopNoMarkup.com, Inc. overseas.

We are no longer working with Mr. Noakes and do not have overseas offices now. We plan to concentrate on the US market to establish ourselves and raise consumer awareness about our Company and the prices that we offer on products. We anticipate once we are established in the US, we may then start operating in the overseas markets. We, however, plan to offer products to other countries through our web site, once it is operational, to the degree that is feasible, subject to international shipping, currency, capital and other operations limitations; without having to open international officers abroad.

         We plan to charge $ 1.50 over our cost for all products offered on the web site. This would be our standard transaction fee, rather than a percentage markup, which is currently mainstream in the retailing industry. We belive this will enable us to offer lower prices and effect a shift to our web site from other outlets.

*CLLINE.COM, INC.

iShopNoMarkup.com owns 10,290,000 shares of ClLine.com Inc. issued to iShopNoMarkUp.com in exchange for 2,000,000 shares of iShopNoMarkUp.com. There are 22,337,333 C1Line shares currently outstanding. ClLine.com has raised approximately $666,500 in its private placement offering rounds at 50 cents per share and C1Line has closed the offerings at this time. At its option C1Line may continue offering its securities to raise additional capital, however, at this time there are no such plans foreseen for the near future.

Mike Yeroushalmi, the CEO of iShopNoMarkup.com also serves as the Chairman of C1Line.com. Mr. Yeroushalmi has previously worked for Bechtel corporation, the world's largest construction company. In that capacity, he was a supervisor for the SNUPP (Standard Nuclear Unit Power Plant) project, then the largest nuclear project of its kind. He later helped build other nuclear power plants with Stone & Webster and Ebasco power companies. For the past 30 years Mr. Yeroushalmi has been a participants in corporations that have built over 150 luxury homes, medical centers, libraries, fire houses, elementary schools, shopping centers and a host of other projects.

He is currently engaged in building a number of residential homes. He has also rented locations to or is currently renting to a number of CVS pharmacies, Home Depots, K-Marts and numerous other tenants. He brings his extensive experience in construction to C1Line.com.

ClLine.com plans on enabling construction on-line by allowing contractors to bid on municipal, commercial and residential construction jobs on-line. Currently C1Line has launched the second version of its web site, which does not offer job bidding capability. C1Line will need upgrades to its site to enable it to offer bidding online. C1Line will also need to market its membership services to contractors to subscribe to C1Line so they can be listed on the web site and potentially be able to bid on construction jobs, when offered, and benefit from group purchasing of materials online.

The C1Line web site currently does not offers jobs for bidding, technology for bidding if jobs are offered and ability to purchase materials and tools online. IShopNoMarkup plans to use a portion of the proceeds of this offering to develop and/or acquire technologies that will enable C1Line to have a fully functioning web site. Some of the proceeds will also be used to market C1Line's services and subscriptions to contracts and to market to consumers and businesses C1Line's services, so that they would list their jobs and projects online.

The proceeds to be utilized on C1Line are at management's discretion and iShopNoMarkup funding needs take precedence over C1Line.com. Management may at its discretion have C1Line raise its own capital separately and in the future may spin off C1Line from iShopNoMarkup or keep it as a percentage owned subsidiary.

ClLine.com plans to offer construction management companies and contractors 14 regional directorship positions and 50 State directorships. Each directorship is anticipated to sell for $200,000 per unit for a regional and $100,000 per unit for a State directorship. If all directorships are sold, C1Line expects to generate $ 7.6 million dollars in revenue. In addition to regional and state directorships C1Line plans on selling City Directorships for $50,000 each and Local Directorships for $25,000 each or 10 cents for each person living in the territory of the local Directorship.

It is anticipated that all Directorships will be able to access construction and construction management jobs through the C1Line web site and also be able to sub-contract jobs through the web site, once the anticipated site is fully built, debugged for, fully functional and potentially has projects listed for bidding and has registered contractors and sub-contractors that look for jobs and construction work, as anticipated from C1Line's potential marketing efforts.

We anticipate C1Line regional and State directors will have the responsibility to conduct construction management in their respective zones of operation in the country or provide subcontracting capability, and also to potentially contact and obtain blue prints of municipal jobs from their respective building departments and scan and upload them to the C1Line web site. This would require equipment that would enable the scanning and uploading of these documents. With the availability of blue prints on-line C1Line will be able to conduct on-line bidding and obtain bids for municipal jobs. The process can also be repeated with commercial and residential jobs, so contractors could potentially enter bids and acquire awards of contracts using the ClLine.com web site. All information about C1 Line is subject to the regulatory approval and risk factors associated with C1Line.com. There is no guarantee of C1Line's success or operation at all at this time.

The site is expected to eventually offer a list of construction professionals across the country. The site also expects to offer tools, equipment and supplies for the construction industry as well as insurance, bonding and financing options all through third party suppliers.

The site aspires to become active in international construction as well in the future by allowing opportunities for heavy construction, infrastructure and Oil & Gas, mining and factory refurbishment opportunities. C1Line also plans to become a worldwide market place where new and used construction equipment is sold, such as listing used Oil and Gas drilling equipment; advertised online for sale.

Currently C1Line is researching franchise laws to be able to offer its Regional and State Directorships for sale. Later City and Local Directorship sales are anticipated as well in each State and C1Line also plans on offering Global Directorships, which is expected to duplicate a similar formula in other countries.

If all the Regions and States are sold, C1Line expects to have construction management capability in all 50 States in conjunction with 14 Regional and 50 State Directors, totaling 64 construction management companies/contractors.

iShopNoMarkup.com has no current commitments for support of C1Line.com, other than referred to herein, and C1Line is expected to be fully self-sufficient through the sale of its own securities and potential public offerings and the sale of its franchises of Regional and State Directorships and later City and Local directorships, as well as potential generation of revenue through its web site and construction jobs as the anticipated Directorship network is built.

Subject to successful financing and regulatory compliance, it is anticipated that C1Line can meet its franchise requirement in the next 18 months and subsequently market the sale of its franchises to qualified construction management companies and contractors. C1Line cannot estimated the amount of time it would take to sell its franchises or if they will be sold at all.

C1Line plans on listing on its web site thousands of contractors, sub-contractors and construction professionals and enable contractors to accept bids from subcontractors and enable consumers to contact contractors and obtain bids on their jobs as well as enable contractors to procure sub- contractors, supplies and equipment online using the communication capabilities of the Internet.

iShopNoMarkup.com and ClLine.com will link their web sites to each other so iShopNoMarkup.com consumers could access ClLine.com for all of their construction needs and for ClLine.com clients to be able to use iShopNoMarkup.com for their shopping needs.

iShopNoMarkup.com plans to offer C1Line clients the opportunity to buy their own shopping mall through iShopNoMarkup.com and plans on becoming the shopping channel for consumer products on the C1Line web site, as well as anticipated other web sites. At management's discretion iShopNoMarkup may conduct additional or future transactions with C1Line.com.

iShopNoMarkup.com had three additional subsidiaries, which it no longer supports. These included E-ZProcurement, Inc., ITechInternet.com, Inc. and JewelryEngine.com, Inc. All these companies have been wound down and are no longer in operation, in an effort to concentrate on the business of iShopNoMarkup.com.

* iShopNoMarkup.com plans on developing its business in the next l2 months by:

Developing a program where the public can own their own shopping mall on the Internet and then iShopNoMarkup.com plans to sell these malls at a minimum price of $495 each for a minimum number of products and categories. Prices are subject to change depending on market conditions and costs associated.

iShopNoMarkup.com also plans to develop a program for iShopNoMarkup.com to become the shopping channel for other web sites that currently offer no shopping or limited shopping, enabling other web sites to offer some or all of the same products that iShopNoMarkup.com carries. These programs are currently under development.

iShopNoMarkup.com plans on generating revenues through a number of sources, as mentioned earlier in this prospectus, as well as through collecting maintenance fees for the malls potentially sold to consumers and businesses and our revenue sharing programs with other web sites. The plan would include enabling the public individual and the business to offer the same capabilities that iShopNoMarkup would potentially have, without having to make a multi-million dollar investment, and to expand traffic on the iShopNoMarkup.com web site by having businesses and the public promoting sales on the site as a result of their ability to affiliate with iShopNoMarkup which is anticipated to enable them to potentially offer millions of products for sale.

iShopNoMarkup plans on hiring up to 50 employees in the next 24 months and use outsourcing services as necessary. Depending on the response and traffic created on the web site through iShopNoMarkup and potential mall affiliate marketing (business and consumer), and the use of outsourcing service, the number of employees may increase or decrease from the above number.

iShopNoMarkup plans on generating revenue as it markets its services and products by selling the entry level malls for $ 495 and also offer upgrades at higher prices. These prices are not definitive at this time and are subject to change depending on the costs to the Company as the program develops further.

iShopNoMarkup plans on spending advertising and marketing dollars to market and sell the shopping mall program. It is anticipated that iShopNoMarkup will generate revenue by:

* Sale of the anticipated $ 495 basic entry level mall; and

* Sale of upgrades of the internet mall, ranging possibly as high as tens or hundreds of thousands of dollars for a complete mall with a large number of products

*Monthly maintenance fees (amount would vary depending on the number of product updates and work required).

* Generating transaction fees through traffic generated by promotions from malls sold to the public.

* Generating transaction fees through traffic generated by promotions from other web sites that use iShopNoMarkup as their mall for sales of products (Such as information sites). iShopNoMarkup plans to also conduct its own advertising campaigns directly to potentially generate revenues, transaction fees, advertising revenues from anticipated increased traffic on the iShopNoMarkup.com web site and other income sources as mentioned herein.

* Advertising fees for advertising on the iShopNoMarkup web site. As traffic increases premium banner ad placements can generate higher income as well as other on-line advertising (Banners, Buttons, e Mails,etc.)

* A small shipping markup (when available).

* As iShopNoMarkup traffic increases iShopNoMarkup expects to build up a list of clients that are interested in specific products and services. These are called opt-in lists. An Opt-in list is a list of users who request to receive e mails about certain products or services. iShopNoMarkup plans on charging advertisers up to 25 cents per e-mail sent to an opt-in list which is expected to be highly targeted advertising.

* iShopNoMarkup expects to generate revenue by accruing interest on the float. The float is the money that iShopNoMarkup collects for its suppliers and keeps on deposit until the end of the month, when checks are disbursed to suppliers. For example a merchant can sell a TV for $1000 and iShopNoMarkup generates $1.50 transaction fee, but the Company also collects interest on the $ 1000 for as long as it is in iShopNoMarkup's account, previous to disbursement to the merchant at the end of the month.

* iShopNoMarkup plans on earning discounts for volume of sales from suppliers. Some can provide a 2% to 4% discount when certain volumes or products are sold or provide other incentives amounting to those percentages.

* The Company may also potentially earn income on design, programming and e-commerce work performed for its business and consumer clients that purchase malls, to further personalize their internet mall and provide additional capabilities. These potential services may be sub-contracted.

The web site needs to be developed to enable detailed transaction reporting capabilities. The Company will further need to develop the software to also enable consumers and businesses to use iShopNoMarkup's capabilities on an audited system with full reporting capability so they can determine how much money they have earned from their transactions. IShopNoMarkup may contract development of these capabilities to e-commerce development companies and/or use current existing software and or third party services and providers.

The Headquarters offices of the Company are located at 683 Middle Neck Rd., Great Neck. NY 11023. The building is owned by the CEO of iShopNoMarkup, Mr. Mike Yeroushalmi.

The hosting service for the web site is located in New Jersey where the host computer is located, however, other than the server computer in New Jersey, the Company's computers are located at its 683 Middle Neck Rd. Headquarters.

The Company had signed contracts for 1.8 million products previously. The company has developed a marketing plan geared to suppliers that has enabled it to acquire products for sale on its web site. The Company plans to further market its program to suppliers as its technical capability increases so that it can handle all the suppliers' databases as they arrive. The Company may have to purchase/develop or use third party services to get products on its web site more efficiently, as the anticipated volume of products are increased through its marketing efforts to suppliers.

The Company plans on hiring staff for the following areas as the Company expands:

EXECUTIVE, COMMUNICATIONS, DISSEMINATION, TREASURY, TECHNICAL, QUALIFICATIONS, AND PUBLIC DIVISIONS.

* Acquisitions and alliances: The Company does not plan on acquiring any other companies currently. The Company, however, does plan on forming alliances with other web sites to become their shopping channel. The Company also plans to form alliances with individuals and entities to assist the Company in selling its malls and affiliation programs.

Part of the Company's marketing plan will be geared toward forming alliances with potentially hundreds and eventually thousands of web sites to have iShopNoMarkup become their shopping channel. These plans are in development currently and the Company plans to launch the program in the next 12 months and subject to availability of funds from this offering.

The Company believes that by becoming the shopping channel for other web sites it will be able to increase the number of transactions significantly on its web site and increase revenues.

In the future, if opportunities present themselves for acquisitions that help the Company's business, the Company at management's discretion may engage in acquisition negotiations.

TIME LINE FOR WEB SITE DEVELOPMENT

Our previous web site offered approximately 800,000 products for sale to consumers from various manufacturers and suppliers. Currently we need to renew our contracts with our suppliers to be able to offer the latest products at updated prices and to enhance the web site functionality and capabilities to be able to offer a large number of products online while providing quick access, search and reporting functionality. We have now placed our web site online, however, the site needs to be updated, modified and is not fully functional currently; we plan to upgrade or replace the web site with a fully functional web site potentially with millions of products, subject to successful fundraising in this offering. We anticipate doing this within 6 to 9 months of the anticipated effectiveness of this offering.

We anticipate conducting mass advertising and marketing campaigns aimed at consumers to generate sales.

We believe that if the maximum offering is sold, then the proceeds of this offering will be sufficient to fund our initial marketing plan, capital expenditure and working capital needs for the next twelve months. We may commence additional private or public offerings of our securities to raise additional funds necessary for our expansion.

We intend to offer millions of products direct from the suppliers to a world wide base of consumers at no mark up. This will enable us to potentially provide lower retail prices. The site is anticipated to offer wholesale pricing in the retail markets due to the non-markup nature of the Company.

TRADITIONAL SALES MODEL VERSUS THE COMPANY'S SALES MODEL

The traditional retail model for selling products involves a manufacturer who sells to a distributor, who in turn marks up the product and sells to the wholesaler, who marks up the product and sells to retailers, who then marks up the products and sells them to consumer.

Retail operations have to cover the costs of rent, utilities, employees, inventory, overhead, store insurances, employee insurances, payroll taxes and a host of other expenses to be able to offer products in stores, and these expenses are added to the price of the products which are sold at retail prices. Through this traditional sales model the product price can be marked up considerably before reaching the ultimate consumer.

IShopNoMarkup.com anticipates eliminating many of the costs associated with operating stores, retail locations and maintaining inventories and passing the savings to consumers by charging a standard $ 1.50 transaction fee, rather than a percentage markup.

Our competitors include Amazon.com, Buy.com, Elgrande.com, CDnow.com and other internet retailers, discounters and off line retail and wholesale outfits. Buy.com has not turned a profit since inception. Amazon.com, another public company recently showed a profit for one quarter of its operations; however, it has accrued losses of about $ 1 billion dollars since inception. Amazon.com had sales of approximately under $ 4 billion last year.

Hundreds of Internet companies have gone out of business in the past few years due to a number of factors such as unavailability of technologies at affordable prices, unavailability of qualified personnel at affordable prices, mismanagement and unworkable business models, among other factors. Some of these companies had millions or billions of dollars in financing available to them and were in the same or similar business and markets as the Company.

Management feels that as a result of these companies going out of business there is a number of qualified personnel available that can be attained at more affordable prices.

Other considerations include advancement of technology to the point that competitor programs that may have been very costly in the past are now available at much lower prices and offer much more powerful capabilities. E-commerce development companies now have more powerful development capabilities due to advances in technology and lower fees due to less demand.

More powerful computers and servers can execute more powerful programs, which do a lot more than just a few years ago. The current computer systems offer over 2 gigabytes of Central Processing Unit (CPU) power, which is extremely fast and some can cost less than much slower computers did only a few years ago.

These computers give consumers the capability to really surf the internet quickly, versus before there were lags in loading web site and pictures. Faster connections allow for downloading music and watching videos and multi media presentations online. iShopNoMarkup had previously signed a contract with its suppliers allowing consumers to listen to 30 to 45 second clips of selected music and 30 to 45 seconds of video clips before purchasing the item and plans to do so again.

The effect of more powerful servers can potentially translate into more savings for iShopNoMarkup.com since it would require power servers and software to effectively manage its anticipated traffic.

Other considerations include the availability of much faster internet connections, such as 56K modems, Digital Subscriber Lines (DSL lines) and Cable modems, which make surfing the web a much faster experience.

The number of people online in the US and worldwide has grown considerably and consistently, with more and more people making purchases online. Security improvements have taken place which make shopping online a safer experience.

More powerful software enables designers to create exciting web sites that capture consumer attention and make shopping online a fun experience. Convenience of shopping from home with the goods delivered to your home is becoming a more and more accepted way of shopping.

Meanwhile, competition has been reduced tremendously due to the exiting of the less efficient Internet companies out of the World Wide Web markets. These factors serve as major advantages for the Company, since it will have much less competition, more powerful servers, computers, programs and software at lower prices and access to e-commerce development companies and potential employees at lower costs.

The Company will also benefit from more and more people shopping on line and the current high speed Internet access availability to consumers.

Surviving Internet companies such as eBay are running profitable operations, and while the overpriced stocks of many internet companies have been reduced, a new report entitled "E-tailers may have the last laugh" by Dave Sternman of Multex Investor states "...e-tailers are quietly gaining strength and threatening the fragile margins of their brick and mortar rivals". The report further states"According to Shop.org, online shopping surged 21% in 2001 to $ 51.3 billion. And the e-tailing industry think tank expects Web-based sales to surge an even heftier 41% this year to $ 72.1 billion. In contrast, over all sales continue to grow at a 2-4% annual pace...retailers might be specially discouraged by the fact that online sellers are learning to operate much more efficiently, which enables them to undercut the brick-and-mortar crowd on prices. According to Shop.org's "The State of Retailing Online 5.0" report, marketing costs per online order fell from $ 20 in 2000 to $ 12 in 2001. And customer acquisition costs fell to $ 14 in 2001 from $ 29 in 2000. Repeat buyers which require fewer marketing costs, now account for more than half of sales at the average e-tailer."

The report further states"And you can forget about the notion that online sales are a money loser. Fully 56 percent of all e-tailers were profitable by the end of 2001, according to Shop.org. As e-tailers continue to grow at a double digit clip, enabling them to leverage off of their relatively low fixed costs, the percentage of profitable e-tailers should continue to rise....But many other
[brick-and mortar] retailers need to watch their backs. They've held up well thanks to robust consumer spending, which has masked the steady gains of Web e-tailers."

The Company anticipates causing a paradigm shift (shift in the patterns that consumers shop) by introducing its no markup model on a broad basis on the World Wide Web and promoting and marketing its web site effectively. While the Company may not be the first that has had ideas about shifting consumer buying patterns and launching the no-markup model, it aspires to be the first to launch such ideas broadly and effectuate the anticipated paradigm shift in consumer buying effectively.

The Following is a comparison to the biggest discount providers on the internet (not big markup retailers):

                   MUSIC CD'S                                   AUTOMOTIVES:
                   James Brown's  VIDEOS:   BOOKS               Sony CD
                   All Time       The 13TH  Act! 4   DVDs:      Changer Model#
                   Greatest Hits  Floor     Bible    Matrix      cdx-606
                   -------------  --------  ------   ------     --------------
IshopNoMarkup.com $12.89          $6.14     $26.24   $13.83     $178.12
Borders.com       $13.58                    $31.99
Amazon.com        $13.99          $12.95    $31.99   $17.49
CDNow.com         $13.49          $11.96    $19.98
Shop@aol800.com                   $12.45
Barnes&Nobles.com                           $39.99
Powell's books.com                          $39.99
Express.com                                          $17.49
Discount Car Stereo.com                                         $239.00
CircuitCity.com                                                 $219.95
Sound Distributors.com                                          $235.00

Note: Each item was compared to three competitors in that category. The empty spaces are due to the other sites not having the product for comparison.

iShopNoMarkup.com's prices include the $1.50 transaction fee that is charged on every item. iShopNoMarkup has been lower in prices in comparisons, but it has not been lower on all items at all times.

All Comparison's were correct as of August 22, 2000.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding beneficial ownership of our common stock as of September 30, 2002, by (i) each person (including any "group" as that term is used in Section 13(d)(3) of the Securities Act of 1934 who is known by us to own beneficially 5% or more of the common stock, (ii) each of our directors, and (iii) all directors and executive officers as a group. Unless otherwise indicated, all persons listed below have sole voting power and investment power with respect to such shares. The total number of common shares authorized is 200,000,000 shares, each of which has $.001 par value. 111,832,544 common shares and no preferred shares have been issued and are outstanding.

------------------------ --------------------  --------------------------------------------  --------------------------------------
Name of Owner (1)        Preferred Stock       Common Shares Beneficially Owned Prior to     Common Shares Beneficially Owned After
                         Number                Offering                                      Offering (2)
                                                  NUMBER                 PERCENT                    NUMBER               PERCENT
------------------------ --------------------  ---------------------- ---------------------  --------------------- ----------------
Anthony Knight                                      50,500,000*               45%                  50,500,000*              43%
------------------------ --------------------  ---------------------- ---------------------  --------------------- ----------------
Yousef Neissani                                      1,000,000.00**            1%                   1,000,000                1%
------------------------ --------------------  ---------------------- ---------------------  --------------------- ----------------
Moussa Yeroushalmi                                  51,489,004.00***          46%                  51,489,004.00***         44%
------------------------ --------------------  ---------------------- ---------------------  --------------------- ----------------
All Officers and
Directors as a group.                              102,989,004                92%                 102,989,004               88%
------------------------ --------------------  ---------------------- ---------------------  --------------------- ----------------

    * Includes 1,000,000 shares issued to affiliates of Mr. Knight.
   ** Includes shares issued to family of Mr. Neissani.
  *** Includes 22,303,472 shares issued to corporations controlled by Mr.

Yeroushalmi.

(1) The persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2) Assumes the issuance of 5,000,000 shares offered by this prospectus and that no officer, director or current shareholder purchases share since the offering.

MANAGEMENT

There are currently two (2) occupied seats on the Board of Directors. The following table sets forth information with respect to the directors and executive officers.

                                  DATE SERVICE
NAME                     AGE            OFFICE                COMMENCED
Moussa Yeroushalmi       48     Chief Executive Officer,      10/15/99
                                President

All directors will hold office until the next annual stockholder's meeting and until their successors have been elected or qualified or until their death, resignation, retirement, removal, or disqualification. Vacancies on the board will be filled by a majority vote of the remaining directors. Our officers serve at the discretion of the Board of Directors.

THE OFFICERS AND DIRECTORS ARE SET FORTH BELOW.

MOUSSA YEROUSHALMI - CHIEF EXECUTIVE OFFICER, PRESIDENT

Moussa YeroushAlmi is the Chief Executive Officer of iShopNoMarkup.com; Inc. Mr. Yeroushalmi is also the Chairman of ClLine.com, a startup business to business and business to consumer internet web site that anticipates linking contractors with construction jobs, sub-contractors, equipment, insurance, bonding and online bidding for residential, commercial and municipal jobs.

Mr. Yeroushalmi has been honored by MIT to publish his Master Thesis design on pre-fabricated vertical joints and he has also received a Masters Degree in Civil Engineering from Drexel University and a Bachelor of Sciences in Civil Engineering from Villanova University.

Mr. Yeroushalmi has been a structural design supervisor at Bechtel Corp. for the world's largest nuclear power plant project, at that time. He later became project manager and supervisor of several other nuclear power plants including Stone and Webster, Bergen Patterson Power Plant Co. and Ebasco Power Corp. For the past five years, Mr. Yeroushalmi was an employee of Yeroush Corporation where he served as president and senior project manager of this construction company. He is also currently the owner and managing partner of a real estate development company, which is engaged in developing a number of residential homes concurrently.

Mr. Yeroushalmi has built, owned and has been a participant in corporations that control over 400 shopping centers, medical centers, office buildings, apartment buildings as well as 175 homes, libraries, colleges schools and a host of other municipal projects. Mr. Yeroushalmi has successfully negotiated multi-million dollar contracts with the Marathon Administration in Washington, D.C., New York School Authority, Health and Hospitals of the State of New York, The Dormitory Authority and The Housing Authority.



JAMES D. FREEBODY - CPA - CHIEF FINANCIAL OFFICER
-------------------------------------------------

Mr. Freebody has previously served as Vice President for Merrill Lynch/Wagner Stott for the American Stock Exchange and New York Future Exchanges. Mr. Freebody has been a Controller/CFO in PGM International formed to manage residential construction projects in the NY Metropolitan Area. He later became a National Account Manager at American Institute of Certified Public Accountants; wherein his main task was to provide expansion and management of relationships with State CPA Societies providing continuing Education programs to members; as well as evolution and delivery of on-site programs to large accounting firms, corporations and academia. He contributed on the annual revenue accountability in some large territory, encompassing 26 states including New York. Illinois, Ohio, Pennysylvania and Georgia.

Mr. Freebody received his BBA in Public Accountancy at Hofstra University. He accomplished financial executive with demonstrated abilities in overseeing the planning, control, and implementation of accounting, budgeting, tax, audit, financing investment of funds, credit and collection, and automated systems. He's experienced in directing the preparation and analysis of financial statement reporting, interpreting the results of operating performance and establishing control policies, procedures and practice.

ADVISORY BOARD

MICHAEL A. GUMPORT - MEMBER OF ADVISORY BOARD

Mr. Gumport provided advisory serices to the Company during its formative stage in late 1999, and he served as a Director from January until mid 2000. Mr. Gumport has been instrumental in numerous financings as a CFO, director, and analyst. Mr. Gumport currently serves as Chief Financial Officer of Clear Logic, Inc., a semiconductor company. Previously, Mr. Gumport was Chief Financial Officer and Director of eMagin Corp. (then known as FED CORP.) eMagin is a Kodak licensee and venture phase leader in opto-electronics. Mr. Gumport also serves as a Director of Sage, Inc. Sage is a leader in flat panel display interface chip technology. From 1990 through late 1998, Mr. Gumport served at Lehman Brothers where he became Senior VP and Senior Analyst responsible for coverage of the semiconductor industry. Mr. Guinport was ranked by Institutional Investor magazine among the top semiconductor analysts from 1984 to 1994 and was ranked #1 by the Wall Street Journal for earnings accuracy in 1997. Mr. Gumport received his MBA from Columbia Business School in 1976 and his BA from Amherst College in 1973.

There is no contractual agreement between the company and Mr. Gumport. However, Mr. Gumport is available for advice to the company.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid to our officers and directors since inception on August 20th 1999 through September 30, 2002.

Name                 Capacities in Which                   Value of
                     Remuneration was          Salary      Stock Compensation
                     Received
---------------------------------------------------------------------------

Moussa Yeroushalmi   Chief Executive Officer   $ 65,000    $ 32,660
Yousef Neissani      Chief Financial Officer   $ 64,750    $     -0-
Anthony Knight       Chairman & Director       $103,847    $ 50,500
                     of Planning & Programming

Members of the Board of Directors receive no cash compensation for their services to us as directors, but are reimbursed for expenses actually incurred in connection with attending meetings of the Board of Directors. Outside directors may receive a nominal salary in the future.

EMPLOYMENT AGREEMENTS

We have entered into written employment agreements with our officers and key employees which set forth the terms and conditions of their employment. All employment agreements provide that the executive officers may resign at any time, and that we may terminate the officer or employee at any time.

STOCK OPTIONS

1999 STOCK OPTION PLAN
We have adopted a 1999 Stock Option Plan which provides for the issuance of options to purchase up to 5,000,000 shares of common stock. The purposes of the plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees and consultants and to promote the success of our business. The plan is administered by the Board of Directors or a compensation committee consisting of two or more non-employee directors, if appointed. At its discretion, the committee may determine the persons to whom options may be granted and the terms thereof. In addition, the committee may interpret the plan and may adopt, amend and rescind rules and regulations for the administration of the plan. As of September 30, 2002, 5,000,000 options to purchase shares of common stock had been granted under the plan.

The chart below lists the stock options which may be exercised in the next 60 days.

Name                          Number      Option Price    Date Exercisable
----                        ----------    ------------    ----------------
Harriet VamVouris               4,000       $.50          Currently
Moussa Yeroushalmi          3,300,000       $.50          Currently
Jackline Yeroushalmi          200,000       $.50          Currently
Jasmine Yeroushalmi           200,000       $.50          Currently
Peter Moalem                  151,543       $.50          Currently
Ian Noakes (DTL Resources)    100,000       $.50          Currently
My Renovations Corp.           93,700       $.50          Currently
Peter Moalem                  100,000       $.50          Currently
Farzaneh Yeroushalmi          209,474       $.50          Currently
Nasir Sharifi                  50,000       $.50          06/30/01
Nasir Sharifi                   2,500       $.50          07/25/02
Bradford Hill                  50,000       $.50          09/21/01
David Nick DiLucia            150,000       $.50          09/21/01
Vito Marrone                  150,000       $.50          09/21/01
Warren Weiss                   40,000       $.50          09/21/01
Mona Sharaf                     3,288       $.50          12/22/01
Radni Davoodi                  13,995       $.50          01/17/02
Ron Abrahams                    1,000       $.50          01/17/02
Bart Colangeli                120,000       $.50          06/30/02
Danny & David Meyezadeh         3,500       $.50          06/30/02
George Mason                    1,000       $.50          06/30/02
Jack Eisakharian                1,000       $.50          06/30/02
Alejandro Raigosa               2,500       $.50          07/25/02
Ashoo Singla                    2,500       $.50          07/25/02
Bart Colangeli                  2,500       $.50          07/25/02
Danielle Femine                 2,500       $.50          07/25/02
Fabio Signorile                 2,500       $.50          07/25/02
Gale Stephens                   2,500       $.50          07/25/02
George Mason                    2,500       $.50          07/25/02
Harriet Vamvouris               2,500       $.50          07/25/02
Jack Eisakharian                2,500       $.50          07/25/02
Jake Deloya                     2,500       $.50          07/25/02
James Francois                  2,500       $.50          07/25/02
Jesus Garcia                    2,500       $.50          07/25/02
John Ramagosa                   2,500       $.50          07/25/02
Ligia Gabriela Fonseca          2,500       $.50          07/25/02
Mashieh Kamyar                  2,500       $.50          07/25/02
Michael Winterstein             2,500       $.50          07/25/02
Mona Sharaf                     2,500       $.50          07/25/02
Nils Escobar                    2,500       $.50          07/25/02
Pauline Williams                2,500       $.50          07/25/02
Radni Davoodi                   2,500       $.50          07/25/02
Richard Romero                  2,500       $.50          07/25/02
Stella Aghravi                  2,500       $.50          07/25/02
                           ------------
                            5,000,000

The non-employees Farzaneh Yeroushalmi, Jackline Yeroushalmi and Jasmine Yeroushalmi are relatives of Moussa Yeroushalmi. The options listed under their names were originally owned by Moussa Yeroushalmi who transferred it to them without any further consideration. Peter Moalem is a relative of Anthony Knight. A number of the above options may be cancelled at a later date subject.

DIRECTORS' COMPENSATION

Our Board of Directors presently consists of two members. The Board of Directors may be expanded in the future.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Under Nevada Corporation Law and the Company's Articles of Incorporation, our directors will have no personal liability to us or our stockholders for monetary damages incurred as the result of the breach or alleged breach by a director of his "duty of care". This provision does not apply to the directors' (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, or (vi) approval of an unlawful dividend, distribution, stock repurchase, or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

The effect of this provision in our Articles of Incorporation is to eliminate our rights and our stockholders' rights (through stockholder's derivative suits on our behalf) to recover monetary damages against a director for breach of his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (1) through (vi) above. This provision does not limit nor eliminate our rights or any stockholder's rights to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, our Articles of Incorporation provide that if Nevada law is amended to authorize the future elimination or limitation of the liability of a director, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the law, as amended. The Nevada Corporations Code grants corporations the right to indemnify their directors, officers, employees, and agents in accordance with applicable law. Our bylaws provide for indemnification of such persons to the full extent allowable under applicable law. These provisions will not alter the liability of the directors under federal securities laws.

We intend to enter into agreements to indemnify our directors and officers, in addition to the indemnification provided for in our bylaws. These agreements, among other things, indemnify our directors and officers for certain expenses (including attorneys' fees), judgments, fines, and settlement amounts incurred by any such person in any action or proceeding, including any action by or in our right, arising out of such person's services as a director or officer of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and we will be governed by the final adjudication of such case.

As is permitted by, and subject to certain limitations stated in, the Nevada Corporations Code, our bylaws give our Board of Directors the power to adopt, amend, or repeal our bylaws. Our shareholders entitled to vote have concurrent power to adopt, amend, or repeal our bylaws.

DIRECTORS AND OFFICERS INSURANCE

The Company plans to purchase directors and officers ("D & 0") liability insurance with the proceeds of this offering.

CERTAIN TRANSACTIONS

Big Y Alarm and Security, Inc., d/b/a USS Distributors, 100% owned by a family member of Mr. Neissani intends to include its products on the Company's web site. Mr. Yousef Neissani is an officer and shareholder of iShopNoMarkup.com, Inc. The Big Y Alarm products will be offered on our web site on the same terms as described in our standard contracts with other suppliers.

We had a business relationship with Web Pro Presentations, which performed multi media and web design production on our behalf. Coleen Brockup, is the spouse to Scott Brockup, who served the Company as VP/Sales and Marketing. Coleen owns web Pro Presentations. Scott Brockup's employment was terminated on June 16, 2000. Therefore, any subsequent business relationship will be an arm's length transaction.

On Dec. 1, 1999 we agreed to retain Knight Mitchell International Business Corp., Inc. (herein"KMI") for consulting purposes for the duration of one year. Some of iShopNoMarkup.com directors and shareholders hold controlling interests in KMI, a privately held company, which may be deemed a conflict of interest. At the discretion and request of the upper management KMI performs business, management and financial consulting services for us at an approximate rate of $400 per hour. These services help to develop our corporate structuring, staff recruitment, training, marketing, research, promotion, establishment and forming potential strategic alliances between us and our suppliers and other companies as well as recruitment of potentially high quality executives and directors into our Company. Since our inception on August 20th, 1999 through September 30th 2002, iShopNoMarkup.com has paid KMI the total sum of $ 100,600 for services performed and our subsidiary C1Line.com has paid KMI approx. $ 25,000 since its inception in December 1999 through Sept. 30, 2002. KMI owns a 50% interest in First Western International Business Corporation (herin "FWI"), which engages in international trade commerce and project finance facilitation from time to time, and may be used to assist us in the future. To date iShopNoMarkUp.com has not performed any transaction with FWI. At our option, we may renew or retain the services of KMI or FWI at anytime in the future.

On Dec. 10, 1999 iShopNoMarkUp.com, Inc. acquired 49% interest in C1Line.com, Inc. by issuing 2,000,000 shares of common stock at the then market price of $0.19 per share in exchange for 10,290,000 shares of C1Line issued at par value of $.001. Moussa Yeroushalmi who serves as our director and, Anthony Knight who served previously as our directors also served ClLine.com as its President and Director of Planning and Programming respectively. Mr. Knight is not involved with C1line since mid 2000. The iShopNoMarkup board of directors controls C1Line.com.

Both Mr. Yeroushalmi, the CEO of iShopNoMarkup.com and Mr. Knight, Chairman of the Board of iShopNoMarkup.com are partners in Yeroush Corp., a construction company that has performed over $ 50 million in completed construction projects. C1Line has signed an agreement with Yeroush Corp. to enable C1Line to potentially perform actual construction projects through Yeroush Corp, however, Yeroush Corp. is currently non operational and may remain so in the future.

The Company had loaned its affiliates, JewelryEngine.com, Inc. and iTechInternet.com, Inc., the sum of $ 50,000, each in the year 2000. ITechInternet.com provided web site design services to the Company and JewelryEngine.com planned to sell diamonds and jewelry on the internet. Both companies were controlled by iShopNoMarkup officers and directors, and iShopNoMarkup had an equity interest in both companies. Both JewelryEngine.com and iTechInternet.com were subsequently closed and the loan written off. iShopNoMarkup had a third subsidiary, E-Zprocurement, Inc. that is now also closed. E-Zpro.com had obtained an estimated 100 million in bidding volume contract from Festo Corporation which is a 1.8 billion dollar company. Subsequently, after E-ZPro.com had priced 5 out of 9 projects for Festo, the contract was cancelled. IShopNoMarkup.com has prepared a $ 7 million lawsuit against Festo as a result, but has not filed the suit. Please see Legal Matters section of this prospectus for additional information. Management is concentrating its efforts on iShopNoMarkup instead of these other companies. The Company had loaned its

The Company has used Hubbard Management (R) and consulting services in the past and may in the future license the same. Rates offered for such consulting can range from $ 150 to $ 300 per hour or more. In some instances the Company has paid for services with stock compensation instead of cash and at management's discretion may do so again in the future.

DESCRIPTIONS OF SECURITIES

All material provisions of our capital stock are summarized in this prospectus. However the following description is not complete and is subject to applicable Nevada law and to the provisions of our articles of incorporation and bylaws. We have filed copies of these documents as exhibits to the registration statement related to this prospectus. We are authorized to issue 200,000,000 common shares, at $.001 par value per share and 20,000,000 shares of preferred stock. As of the date of this prospectus there are 111,832,544 common shares and zero preferred shares issued and outstanding. After giving effect to the maximum offering, there will be 116,832,544 common shares and zero preferred shares issued and outstanding.

We have a stock option plan in which an aggregate of 5,000,000 common shares have been reserved for issuance. Options to purchase 5,000,000 shares have been granted under the plan as of September 30, 2002. We do not have any written plan for stock purchase warrants, or stock bonuses plan. At the discretion of the Board of Directors we may compensate our employees, and/or consultants in the form of stock certificates. To date, we have issued 1,085,748 shares to our employees and consultants for services performed excluding 50,500,000 which were issued to Mr. Anthony Knight at the time of incorporation..

COMMON STOCK

We are authorized to issue 200,000,000 shares of common stock, $.001 par value per share, of which 118,832,543 shares are issued and outstanding. Holders of common stock are entitled to dividends when, as, and if declared by the Board of Directors out of funds available for that purpose, subject to any priority as to dividends for preferred stock that may be outstanding.

You have the voting rights for your shares. You and all other holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. You have cumulative voting rights with respect to the election of directors, with the result that your vote will allow you a proportionate representation on the Board of Directors.

You have dividend rights for your shares. You and all other holders of common stock are entitled to receive dividends and other distributions when, as and if declared by the Board of Directors out of funds legally available, based upon the percentage of our common stock you own. We will not pay dividends. You should not expect to receive any dividends on shares in the near future. This investment may be inappropriate for you if you need dividend income from an investment in shares.

You have rights if we are liquidated. Upon our liquidation, dissolution or winding up of affairs, you and all other holders of our common stock will be entitled to share in the distribution of all assets remaining after payment of all debts, liabilities and expenses, and after provision has been made for each class of stock, if any, having preference over our common stock. Holders of common stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the common stock. All of the outstanding common stock are, and the common stock offered hereby, when issued in exchange for the consideration paid as set forth in this Prospectus, will be, fully paid and nonassessable. Our directors, at their discretion, may borrow funds without your prior approval, which potentially further reduces the liquidation value of your shares.

You have no right to acquire shares of stock based upon the percentage of our common stock you own when we sell more shares of our stock to other people. This is because we do not provide our stockholders with preemptive rights to subscribe for or to purchase any additional shares offered by us in the future. The absence of these rights could, upon our sale of additional shares, result in a dilution of our percentage ownership that you hold.

PREFERRED STOCK

We are authorized to issue 20,000,000 shares of preferred stock. No shares of preferred stock are presently issued and outstanding.

Our Articles of Incorporation provide that the designations, preferences, limitations, restrictions, and relative rights of the preferred stock, and variations in the relative rights and preferences as between different series, shall be established in accordance with the General Corporation Law of Nevada by the Board of Directors.

Except for such voting powers with respect to the election of directors or other matters as may be stated in the resolutions of the Board of Directors creating any series of Preferred Stock, the holders of any such series shall have no voting power. Dividends are payable solely at the option of the Board of Directors, and there is no requirement that any dividend be declared or paid with respect to any class of stock.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have 116,832,544 shares issued and outstanding, assuming all the shares offered herein are sold. The common stock sold in this offering will be freely transferable without restrictions or further registration under the Securities Act, except for any of our shares purchased by an "affiliate" who will be subject to the resale limitations of Rule 144 promulgated under the Act.

There will be approximately 111,832,544 shares outstanding that are "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act.

The common stock owned by insiders, officers and directors are deemed "restricted securities" as that term is defined under the Securities Act and in the future may be sold under Rule 144, which provides, in essence, that a person holding restricted securities for a period of one (1) year may sell every three
(3) months, in brokerage transactions and/or market maker transactions, an amount equal to the greater of (a) one percent (1%) of our issued and outstanding common stock or (b) the average weekly trading volume of the common stock during the four (4) calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of common stock without any quantity limitation by a person who is not an affiliate of the Company and who has satisfied a two (2) year holding period. Additionally, common stock underlying employee stock options granted, to the extent vested and exercised, may be resold beginning on the ninety-first day after the Effective Date of a Prospectus, or Offering Memorandum pursuant to Rule 701 promulgated under the Securities Act.

As of the date hereof and upon completion of the offering, approximately 101,958,070 of our common stock (other than those which are qualified by the SEC in connection with this offering) are available for sale under Rule 144. Future sales under Rule 144 may have an adverse effect on the market price of the Common stock.

Under Rule 701 ~f the Securities Act, persons who purchase shares upon exercise of options granted prior to the date of this prospectus are entitled to sell such common stock after the 90th day following the date of this Prospectus in reliance on Rule 144, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice provisions of Rule 144. Affiliates are subject to all Rule 144 restrictions after this 90-day period, but without a holding period.

There has been no public market for our common stock. With a relatively minimal public float and without a professional underwriter, there is no guarantee that an active and liquid public trading market, as that term is commonly understood, will develop, or if developed that it will be sustained, and accordingly, an investment in our common stock should be considered highly illiquid. Although we believe a public market will be established in the future, there can be no assurance that a public market for the common stock will develop. If a public market for the common stock does develop at a future time, sales by shareholders of substantial amounts of our common stock in the public market could adversely affect the prevailing market price and could impair our future ability to raise capital through the sale of our equity securities.

AVAILABLE INFORMATION

We have filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 relating to the common stock offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information included in the Registration Statement and the exhibits and schedules thereto. For further information with respect to us, the common stock offered hereby, reference is made to the Registration Statement, including the exhibits and schedules thereto. Statements contained in this prospectus concerning the provisions or contents of any contract, agreement or any other document referred to herein are not necessarily complete. With respect to each such contract, agreement or document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matters involved.

The Registration Statement, including the exhibits and schedules thereto, may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, DC 20549. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. The address of such site is http://www.sec.gov.

We intend to furnish to our shareowners annual reports containing audited consolidated financial statements certified by independent public accountants for each fiscal year and quarterly reports containing unaudited consolidated financial statements for the first three quarters of each fiscal year.

We will provide without charge to each person who receives a prospectus, upon written or oral request of such person, a copy of any of the information that was incorporated by reference in the prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Any such request shall be directed to iShopNoMarkup.com, Inc., 683 Middle Neck Road, Great Neck, NY 11021, Tel. (516) 487-5444.

Within five days of our receipt of a subscription agreement accompanied by a check for the purchase price, we will send by first class mail a written confirmation to notify the subscriber of the extent, if any, to which such subscription has been accepted. We reserve the right to reject orders for the purchase of shares in whole or in part. Upon acceptance of each subscriber, we will promptly provide our stock transfer agent the information to issue shares.

You can also call or write us at any time with any questions you may have. We would be pleased to speak with you about any aspect of this offering.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our views about future events and financial performance. Our actual results, performance or achievements could differ materially from those expressed or implied in these forward-looking statements for various reasons, including those in the "Risk Factors" section beginning on page. 8 Therefore, you should not place undue reliance upon these forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock and anticipate that all future earnings will be retained for development of our business. The payment of any future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, future earnings, capital requirements, the financial condition of the Company and general business conditions.

STOCK TRANSFER AGENT

Our transfer agent and registrar of the common stock is HSBC Bank USA, Issuer Service, 140 Broadway, Level A, New York, New York 10005.

EXPERTS

Our consolidated financial statements as of date of inception, August 20, 1999 and for the year ending March 31, 2000 have been audited by Merdinger, Fruchter, Rosen, & Corso, P.C., 888 Seventh Avenue, New York, N.Y.10106, independent auditors, as set forth in their report included herein. Our consolidated financial statements for the years ending March 31st 2001 and March 31st 2002 have been audited by James D. Freebody, C.P.A., 1 The Oaks, Roslyn, N.Y. 11576, independent auditors, as set forth in their report included herein and unaudited financials statements for the quarters ending June 2002 and Sept. 2002 are included herein and all of the above in this "Experts" paragraph is incorporated herein by reference. Such financial statements have been included in reliance upon such report given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

On July 6, 2000, James Smith, an employee sued us in Nassau County alleging wrongful termination. We entered a counterclaim against this employee, seeking damages in excess of $1,000,000, for breaching the terms of his employment agreement. In the opinion of management the lawsuit of James Smith vs. iShopNomarkUp.com, Inc is considered void due to the fact that Mr. James Smith defaulted by not responding to the counter claim filed against him for breaching the terms of his employment agreements.

The company plans to pay its former web-hosting company, WebXess the total amount of $16,575 plus attorney s fees and interest for an outstanding judgement that was obtained by WebXess.

iShopNoMarkUp.com through E-ZProcurement, Inc, originally a 100% owned division of iShopNoMarkup.com had previously been awarded a procurement contract estimated at $100,000,000 in bidding volume and potentially resulting in up to $
2.5 million in income for the Company, with Festo Corporation. Approximately between$ 24,000,000 and $ 35,000,000 in bidding volume was submitted to E-ZPro for procuremen by Festo. E-ZPro conducted manual bidding and was able to price 5 out of 9 projects for Festo.)

Subsequent to this Festo terminated its Purchase Order with iShopNoMarkup.com. IShopNoMarkup.com prepared a $7,000,000 lawsuit against Festo Corp. for this termination in the year 2000, and is alleging involvement of some Festo employees with former iShopNoMarkup.com employees resulting in the loss of the contract, but has not yet filed for arbitration. At its discretion, iShopNoMarkup.com may enter suit at anytime against Festo Corp. subsequent to the date of this Prospectus. Due to the amount of time passed, the lawsuit may not be feasible any longer at this time.


The Company has made arrangements to pay certain third parties for various services performed in stock or cash subsequent to its anticipated effectiveness of IPO offering. The total amounts of these arrangements are less than $ 10,000.

After an electrical fire, which was caused by faulty electrical socket in the Company's former Garden City office space while the landlord's contracted cleaning crew was cleaning the premises after hours, iShopNoMarkUp.com management discovered that the 21,000 sq. ft. office space, which was subleased from North Fork Bank, was not upgraded for fire safety standards by the landlord. It is iShopNoMarkup's impression that the landlord received a number of safety violations from the fire marshals and fire department as a result of the incident.

Subsequent to this discovery Management decided to vacate the space and relocate our headquarters to our location for the safety of our employees. This may be cause for action against iShopNoMarkUp.com by the sub-lessor or contemplated action against the sublessor and the landlord by iShopNoMarkUp.com or both. For the past 2 years no action has been taken by either the land lord and sublessor or iShopNoMarkup.com. At its discretion, iShopNoMarkup may bring action against North Fork Bank, the sub-lessor and the Landlord to recover sums paid in rent and security as well as recover damages as a result. Our current space which we rent is owned and managed by JFJ Realty, Inc. a privately held corporation which is owned by Mr. Moussa Yeroshalmi, the CEO of iShopNoMarkup.com.

Yeroush Corp., a construction company that Mr. Yeroushalmi and Mr. Knight are partners in has been sued by a bonding company relating to a municipal construction job it had contracted. Mr. Yeroushalmi provided the bonding company with a personal guarantee. Yeroush Corp. Has counter-sued the bonding company. The bonding company has gone bankrupt since (not as a result of the Yeroush Corp. lawsuit) and for the past 2 years there has been no action on the case, however, there is no guarantee in the future there will be no continuation of this suit.

The SEC is looking into certain matters. The Company has fully cooperated with the SEC. The Company is looking into certain matters regarding the SEC. An official complaint has been filed by the Company against the SEC with the SEC Office of Inspector General, with the Company alleging, among other allegations, delay of IPO; the Company is contemplating a potential $ 100 million lawsuit against the SEC as a result to recover potential damages.

There is no past, pending or, to our knowledge, threatened litigation or administrative action which has or is expected by our management to have a material effect upon our business, financial condition or operations, including any litigation or action involving our officers, directors, or other key personnel, other than that explained herein.

The Law Offices of Michael S. Krome, Esq., 8 Teak Court, Lake Grove, NY 11755 Tel. # (516) 371-4598, will pass upon certain legal matters relating to the offering.

                     ISHOPNOMARKUP.COM, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)
                        CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 2002

                     ISHOPNOMARKUP.COM, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

                        CONSOLIDATED FINANCIAL STATEMENTS




                                    CONTENTS



INDEPENDENT AUDITOR'S REPORT                                       1

CONSOLIDATED BALANCE SHEET                                         2

CONSOLIDATED STATEMENT OF OPERATIONS                               3

CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIENCY                 4

CONSOLIDATED STATEMENT OF CASH FLOWS                               5

NOTES TO FINANCIAL STATEMENTS                                   6-10

                                JAMES D. FREEBODY
                           CERTIFIED PUBLIC ACCOUNTANT
                       1 The Oaks, Roslyn, New York 11576

                       (516) 662-5050 fax: (516) 621-9242


                          INDEPENDENT AUDITOR'S REPORT

TO THE BOARD OF DIRECTORS OF ISHOPNOMARKUP.COM INC. AND SUBSIDIARY:

We have audited the accompanying consolidated balance sheet of Ishopnomarkup.com, Inc. and Subsidiary (A Development Stage Company) as of December 31, 2002 and the related consolidated statements of operations, stockholder's equity and cash flows for the 9 months then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated finical statements referred to above present fairly, in all material respects, the consolidated financial position of Ishopnomarkup.com, Inc. and Subsidiary as of December 31, 2002 and the consolidated results of its operations and its cash flows for 9 months then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the accompanying financial statements, the Company has no established source of revenue, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are also discussed in Note
1. These financial statements do not include any adjustments that might result from the outcome of uncertainty.


                                                               JAMES D. FREEBODY
                                                     Certified Public Accountant

Roslyn, New York
April 2, 2003

                     ISHOPNOMARKUP.COM, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)
                           CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 2002


   ASSETS
  CURRENT ASSETS
   Cash and cash equivalents                             $         150
   Other receivables                                           -
   Prepaid and other current assets                            -
                                                         -------------
     Total current assets                                          150
PROPERTY AND EQUIPMENT                                          40,063
GOODWILL                                                        36,743
                                                         -------------

     Total Assets                                        $     76,956
                                                         ============
  LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
   Accounts payable                                      $     -
   Stockholder loan payable                                   222,928
                                                         ------------
     Total Liabilities                                        222,928
STOCKHOLDERS' EQUITY
   Preferred stock, $.001 par value;
     20,000,000 shares authorized, 0 shares issued             -
   Common stock, $.001 par value;
     200,000,000 shares authorized,
     111,282,093 shares issued and outstanding                111,832
   Treasury stock                                              (5,000)
   Additional paid-in capital                               5,153,733
   Deficit accumulated during development                  (5,406,538)
                                                         ------------

     Total stockholders' equity                              (145,972)
                                                         ------------

     Total liabilities and stockholders' equity          $      76,956
                                                         =============


The accompanying notes are an intergral part of these consolidated financial statements.

                     ISHOPNOMARKUP.COM, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENT OF OPERATIONS
                    FOR THE 9 MONTHS ENDED DECEMBER 31, 2002


Revenue                                                     $        -

Selling, general and administrative expense                       76,554
                                                            ------------

Loss from operations                                              76,554
                                                            ------------

Net Loss                                                    $    76,554
                                                            ===========



The accompanying notes are an integral part of these consolidated financial statements

                     ISHOPNOMARKUP.COM, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)
                        STATEMENT OF STOCKHOLDERS' EQUITY
                    FOR THE 9 MONTHS ENDED DECEMBER 31, 2002




Balance, March 31, 2002                         $     69,418

Net Loss                                             (76,554)
                                                ------------

Balance December 31, 2002                       $   (145,972)
                                                ============


The accompanying notes are an integral part of these consolidated financial statements

                     ISHOPNOMARKUP.COM, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)
                             STATEMENT OF CASH FLOWS
                    FOR THE 9 MONTHS ENDED DECEMBER 31, 2002




CASH FLOWS FROM OPERATING ACTIVITIES


Net loss                                                      $     (76,554)
      Adjustments to reconcile net loss to
         Net cash provided (used by) operating activities:
            Depreciation and amortization                            13,554
            Decrease in receivables and prepaids                        -
            Reduction of goodwill                                       -
            Increase in Stockholder loan payable                     63,000

   Net cash used in operating activities                                -

   Cash and cash equivalents - March 31, 2002                           150
                                                              -------------

   Cash and cash equivalents - December 31, 2002              $        150
                                                              ============


The accompanying notes are an integral part of these consolidated financial statements

                     ISHOPNOMARKUP.COM, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2002


Note 1- DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION
The accompanying financial statements include the accounts of Ishopnomarkup.com, Inc. ("Ishop"), a Nevada corporation formed on August 20, 1999 and its 49% owned subsidiary C1line.com, Inc. ("C1"), a Nevada corporation formed on December 10, 1999. Ishop and C1 are collectively referred to as the "Company". All significant inter-company accounts and transactions have been eliminated in consolidation.

The Company conducts its operations from offices located in Great Neck, Long Island, New York.

Effective December 10, 1999, Ishop acquired 49% of the issued and outstanding common stock of C1. As a result of the transaction, the Board of Directors of Ishop is primarily comprised of the same individuals as C1. Accordingly, although Ishop only holds 49% equity interest in C1, Ishop controls the decision-making of C1 and, therefore, the financial statements are presented on a consolidated basis.

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, the Company has no established source of revenue. This factor raises substantial doubt about the Company's ability to continue as a going concern. Without realization of additional capital, it would be unlikely for the Company to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amount and classification of liabilities that might be necessary should the company be unable to continue in existence.

Management plans to take the following steps it believes will be sufficient to provide the Company with the ability to continue in existence:

a) Raise additional working capital through a private placement or public offering. The private placement could be in the form of debt, equity or a convertible debenture.
b) Seek acquisitions for the company. Acquisitions will be operating companies in the e-commerce, internet or electronic industries.

NATURE OF OPERATIONS
The Company is currently a development-stage company under the provisions of the Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") NO.7.

                     ISHOPNOMARKUP.COM, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2002


NOTE 1 - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

NATURE OF OPERATIONS

Ishop was formed for the purpose of developing a shopping mall on the Internet. Ishop will offer products through its website on the Internet and provide goods directly from the supplier at no markup to the purchaser. Ishop will generate revenues by charging a transaction fee and through advertising, and it will not carry an inventory. Ishop's initial Phase of its business plan will focus on marketing books, software, music, games and videos due to the proven popularity of these items on the Internet. It is anticipated that operating revenue will commence on or about the third quarter of the year 2003.

C1 was formed for the purpose of developing an Internet site offering businesses and consumers a full range of products and services related to the construction industry. C1 is currently a development stage company with no continuing operations. It is anticipated that revenue will commence on or about the third quarter of the year 2003.

USE OF ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS
The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

CONCENTRATION OF CREDIT RISK
The Company places its cash in what it believes to be credit-worthy financial institutions. However, cash balances may exceed FDIC insured levels at various times during the year.

FAIR VALUE OF FINANCIAL INSTRUMENTS
The carrying value of cash and cash equivalents and accounts payable approximates fair value due to the relatively short maturity of these instruments.

PROPERTY AND EQUIPMENT
Property and equipment are recorded at cost. Repairs and maintenance costs are charged to operations as incurred. Depreciation is computed using straight-line methods calculated to amortize the cost of assets over their estimated useful lives, generally five to seven years. Upon retirement or other disposition of property and equipment, the cost and related depreciation will be removed form the accounts and the resulting gains or losses recorded.

                     ISHOPNOMARKUP.COM, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2002


Note 1 - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

STOCK-BASED COMPENSATION
The Company has adopted the intrinsic value method of accounting for stock-based compensation in accordance with Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees" and related interpretations.

GOODWILL
Excess cost over the fair value of net assets acquired (or goodwill) generally is amortized on a straight-line basis over 3 years. The carrying values of goodwill are reviewed if the facts and circumstances suggest that they may be impaired. Negative operating results and negative cash flows from operations, among other factors, could be indicative of the impairment of goodwill. If this review indicates that goodwill will not be recoverable, the Company's carrying value of goodwill would be reduced.

ORGANIZATION COSTS
In accordance with American Institutes of Certified Public Accountants" Statement of Position 98-5 "Reporting on the Costs of Start-Up Activities", the Company expenses, as incurred, costs related to organizational and start-up activities.

INCOME TAXES
Income taxes are provided for based on the liability method of accounting pursuant to SFAS No. 109, "Accounting for Income Taxes". Deferred income taxes, if any, are recorded to reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end.

LOSS PER SHARE
The computation of basic earning per share ("EPS") is computed by dividing income available to common stockholders by the weighted average number of outstanding common shares during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period. The computation of diluted EPS does not assume conversion, exercise or contingent exercise of securities that would have anti-dilutive effect.

COMPREHENSIVE INCOME
SFAS No. 130, "Reporting Comprehensive Income", establishes standards for the reporting and display of comprehensive income and its components in the financial statements. The items of other comprehensive income that are typically required to be displayed are foreign currency items, minimum pension liability adjustments, and unrealized gains and losses on certain investments in debt and equity securities. At December 31, 2002 and for the 9 months then ended, the Company had no such transactions.

                     ISHOPNOMARKUP.COM, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2002


NOTE 2 - CORPORATE ORGANIZATION

On December 10, 1999 Ishop acquired a 49% equity interest in C1 by issuing 2,000,000 shares o f common stock at the then market price of $.19 per share, in exchange for 10,290,000 share s of C1, issued at par value of $.001. The fair value of C1 assets at December 10, 1999 was $115,000 and, accordingly, goodwill was recorded based on the excess of the fair value of stock received from Ishop ($380,000) and the 49% interest acquired in the C1 assets. Goodwill amortization for the 6 months ended December 31, 2002 is $6,486.

NOTE 3 - PROPERTY AND EQUIPMENT

At December 31, 2002, property and equipment consisted of the following:

         Equipment and Furniture                              $   79,680
         Less:  Accumulated Depreciation                         (39,617)
                                                              ----------
                                                                $ 40,063

Depreciation expense for the 6 months ended December 31, 2002 is $7,068.

Note 4 - INCOME TAXES

There is currently no provision for income taxes for the 6 months ended December 31, 2002.

At December 31, 2002, the Company had net carryforward losses of approximately $5,381,000. Because of the current uncertainty of realizing the benefits of the tax carryforward, a valuation allowance equal to the tax benefits for deferred taxes has been established. The full realization of the tax benefit associated with the carryforward depends predominantly upon the Company's ability to generate taxable income during the carryforward period.

Net Operating loss carryforwards expire in 2020.

                     ISHOPNOMARKUP.COM, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2002



NOTE 5 - RELATED PARTY TRANSACTIONS

An officer, director and shareholder of the Company individually owns another company that includes its products on the Company's website. Such products will be marketed to the public at terms and conditions no different than other product vendors.

The Company has a contract with a consulting firm whereby another officer, director and shareholder of the Company is an owner of the consulting firm. This firm has primarily been retained to actively solicit additional vendors to bring products to the Company's website.

Certain web design production and multi-media production is performed by an entity owned by the spouse of the Company's VP/Sales and Marketing.


NOTE 6 - COMMITMENTS AND CONTINGENCIES

The Company, effective October 2000, committed to a lease for all of its office through September 2005.

The following is a schedule by years of future minimum annual rental payments required under the lease.

                  March 31, 2003                                       $  54,000
                  March 31, 2004                                       $  54,000
                  March 31, 2005                                       $  54,000
                  December 31, 2005                                    $  27,000

Rental expense was $40,500 for the 9 months ended December 31, 2002.

Note 7 - OPTIONS

The Company adopted an option plan "1999 Stock Option Plan" which provides for the issuance of options to purchase up to 5,000,000 shares of Common Stock. The plan was established to provide employees incentives. At December 31, 2002, 1,577,283 options were granted (with an exercise price of $.50), none have been exercised. Stock options expire primarily in ten years from the date granted and vest over service periods that range from 1 1/2 to 10 years.

ISHOPNOMARKUP.COM, INC.
(A DEVELOPMENT STAGE COMPANY)

FINANCIAL STATEMENTS

MARCH 31, 2000 AND SEPTEMBER 30, 2000

ISHOPNOMARKUP.COM, INC.
(A Development Stage Company)

FINANCIAL STATEMENTS
                               CONTENTS

                                                           PAGE

INDEPENDENT AUDITORS' REPORT                                 F1

BALANCE SHEET                                                F2

STATEMENT OF OPERATIONS                                      F3

STATEMENT OF STOCKHOLDERS' EQUITY                            F4-F7

STATEMENT OF CASH FLOWS                                      F8

NOTES TO FINANCIAL STATEMENTS                                F9-F16

INDEPENDENT AUDITORS' REPORT

TO THE BOARD OF DIRECTORS OF ISHOPNOMARKUP.COM, INC.:

We have audited the accompanying balance sheet of IShopNoMarkUp.com, Inc. (A Development Stage Company) as of March 31, 2000 and the related statements of operations, stockholders' equity and cash flows for the period from August 20, 1999 (inception) to March 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of IShopNoMarkUp.com, Inc. as of March 31, 2000 and the results of its operations and its cash flows for the period from August 20, 1999 (inception) to March 31, 2000 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the accompanying financial statements, the Company has no established source of revenue, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are also discussed in Note
1. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note2 to the financial statements, the Company has restated its March 31, 2000 financial statements to account for its investment in a certain affiliate pursuant to the cost method.

MERDINGER, FRUCHTER ROSEN & CORSO, P.C.
CERTIFIED PUBLIC ACCOUNTANTS

New York, New York
January 19, 2001

ISHOPNOMARKUP.COM, INC.
(A Development Stage Company)
BALANCE SHEET
                                                   September 30,  March 31,
                                                     2000          2000
                                                   -------------  ---------
  ASSETS                                           (Unaudited)
CURRENT ASSETS
  Cash and cash equivalents                        $    27,254   $    855,077
  Receivables from affiliates                          281,553        100,000
  Other receivables                                      4,362           -
  Prepaid and other current assets                      15,473         36,746
                                                   -----------    -----------
  Total current assets                                 328,642        991,823
Property and equipment, net                             71,000         52,502
Security deposits                                       49,322           -
Investments in affiliates                               43,229        380,000
Deferred compensation expense                          101,989           -
                                                   -----------   ------------
  Total assets                                     $   594,182   $  1,424,325
                                                   ===========   ============
  LIABILITIES AND STOCKHOLDERS' EQUITY
 CURRENT LIABILITIES
  Accounts payable and accrued expenses            $    15,453   $     32,534
                                                   -----------   ------------
  Total liabilities                                     15,453         32,534
                                                   ===========   ============
COMMITMENTS AND CONTINGENCIES                             -              -

STOCKHOLDERS' EQUITY
  Preferred stock, $.001 par value;
   20,000,000 shares authorized, 0 shares issued          -              -
  Common stock, $0.001 par value;
   200,000,000 shares authorized,
   111,832,544 shares issued and outstanding           111,833        111,283
  Additional paid-in-capital                         5,153,733      2,316,073
  Deficit accumulated during
  The development stage                             (4,681,837)    (1,035,565)
  Treasury stock                                   (     5,000)          -
    Total stockholders' equity                         578,729      1,391,791
                                                   -----------   ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY        $    594,182   $  1,424,325
                                                   ===========   ============

The accompanying notes are an integral part of these financial statements.

                                      -F2-

ISHOPNOMARKUP.COM, INC.
(A Development Stage Company)
STATEMENT OF OPERATIONS

                                                 August 20,     August 20,
                                      Six         1999            1999
                                  Months Ended  (Inception) to  (Inception) to
                                  September 30,  March 31,       September 30,
                                     2000         2000             2000
                                  ------------   -------------  --------------
                                   (Unaudited) (Unaudited)
Revenue                           $      5,000   $     -         $     5,000
Selling, general and
administrative expenses
(including stock-based
compensation of $2,212,360,
$251,740 and $2,464,100,
respectively)                        3,328,105     1,050,935       4,240,094
                                  ------------   -----------     -----------
                                     3,328,105     1,050,935       4,379,040
                                  ------------   -----------     -----------
Loss from operations before
interest income  and provision
for income taxes                    (3,323,105)   (1,050,935)     (4,374,040)

Interest income                         18,833        15,370          34,203

Provision for income taxes                -             -                -
                                  ------------   -----------     -----------
Net loss                          $ (3,304,272)  $(1,035,565)    $(4,339,837)
                                  ============   ===========     ===========
Loss per common share -
basic and diluted                  (      0.03)  $  (   0.01)    $(     0.04)


The accompanying notes are an integral part of these financial statements.

                                       - F3 -

ISHOPNOMARKUP.COM, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS' EQUITY

                                                                               Deficit
                                                                             Accumulated
                                                               Additional       During
                                             Common Stock        Paid-in      Development     Treasury Stock
                                           ------------------   Capital          Stage      -----------------
                                           Share      Amount                                Shares    Amount       Total
                                          --------  ------- ------------  --------------   ------     ------     -----------
Balance, August 20, 1999 (inception)          -      $    -  $        -    $                   -       $          $         -
Issuance of common stock for services
- on October 8, 1999 at $0.001 per share  50,500,000  50,500          -               -         -           -          50,500
- on January 15, 2000 at $0.19 per share     171,895     172       32,488             -         -           -          32,660
- on February 15, 2000 at $0.19 per
   share                                     387,263     387       73,193             -         -           -          73,580
- on March 13, 2000 at $0.19 per share       500,000     500       94,500             -         -           -          95,000

Issuance of common stock for cash
- on August 27, 1999                       1,000,000   1,000        1,500             -         -           -           2,500
- on October 8, 1999                      50,343,425  50,343            -             -         -           -          50,343
- on October 11, 1999                        458,070     458       86,542             -         -           -          87,000
- on December 10, 1999                     1,159,681   1,160      219,182             -         -           -         220,342
- on December 12, 1999                        38,157      39        7,211             -         -           -           7,250
- on December 22, 1999                     1,438,458   1,439      271,872             -         -           -         273,311
- on December 23, 1999                        26,315      26        4,973             -         -           -           4,999
- on December 26, 1999                        33,333      33       24,966             -         -           -          24,999
- on December 30, 1999                        40,000      40        7,560             -         -           -           7,600
- on January 13, 2000                          7,333       7        5,493             -         -           -           5,500
- on January 15, 2000                        131,578     132       24,868             -         -           -          25,000
- on January 18, 2000                      1,820,717   1,821      344,123             -         -           -         345,944
- on February 2, 2000                        105,260     105       19,895             -         -           -          20,000
- on February 10, 2000                       115,260     115            -             -         -           -             115

The accompanying notes are integral part of these financial statements.

                                     - F4 -

ISHOPNOMARKUP.COM, INC.
(A Development Stage Company)
STATEMENT OF STOCKHOLDERS' EQUITY

                                                                               Deficit
                                                                             Accumulated
                                                               Additional       During
                                             Common Stock        Paid-in      Development     Treasury Stock
                                           ------------------   Capital          Stage      -----------------
                                           Share      Amount                                Shares      Amount       Total
                                           --------  ------- ------------  --------------   ------     ------     -----------
- on February 15, 2000                        78,947      79       14,921             -         -           -          15,000
- on February 18, 2000                       107,981     109       49,934             -         -           -          50,043
- on March 13, 2000                          592,120     592      428,778             -         -           -         429,370
- on March 31, 2000                          226,300     226      226,074             -         -           -         226,300

Issuance of common stock for 49%
  interest in C1 on December 10, 1999      2,000,000   2,000      378,000             -          -          -         380,000
Net loss                                           -       -            -   (1,035,565)          -          -      (1,035,565)
                                           --------  ------- ------------  --------------   ------     ------     -----------
Balance, March 31, 2000                  111,282,093 111,283    2,316,073   (1,035,565)          -          -       1,391,791

Issuance of common stock for services
- on April 4, 2000 at $1 per share            10,000      10        1,890            -           -          -           1,900
- on May 22, 2000 at $1 per share                550       1          549            -           -          -             550
- on May 18, 2000at $1 per share               7,500       7        7,493            -           -          -           7,500
- on June 14, 2000 at $1 per share             2,500       2        2,498            -           -          -           2,500
- on July 20, 2000 at $1 per share             1,040       1        1,039            -           -          -           1,040
- on July 20, 2000 at $1 per share             5,001       6        4,996            -           -          -           5,002

Issuance of common stock for cash
- on April 5, 2000                            30,000      30       29,970            -           -          -          30,000
- on April 12, 2000                           10,000      10        9,990            -           -          -          10,000
- on April 18, 2000                           20,000      20       19,980            -           -          -          20,000
- on April 22, 2000                           10,000      10        9,990            -           -          -          10,000


The accompanying notes are integral part of these financial statements.

                                     - F5 -

ISHOPNOMARKUP.COM, INC.
(A Development Stage Company)
STATEMENT OF STOCKHOLDERS' EQUITY

                                                                        Deficit
                                                                      Accumulated
                                                        Additional       During
                                      Common Stock        Paid-in      Development     Treasury Stock
                                    ------------------   Capital          Stage      -----------------
                                    Share      Amount                                Shares      Amount       Total
                                    --------  ------- ------------  --------------   ------     ------     -----------
- on April 24, 2000                 5,000           5        4,995             -         -           -           5,000
- on April 28, 2000                10,000          10        9,990             -         -           -          10,000
- on May 3, 2000                    5,000           5        4,995             -         -           -           5,000
- on May 5, 2000                    5,000           5        4,995             -         -           -           5,000
- on May 8, 2000                   15,000          15       14,985             -         -           -          15,000
- on May 9, 2000                    5,000           5        4,995             -         -           -           5,000
- on May 10, 2000                  20,000          20       19,980             -         -           -          20,000
- on May 11, 2000                  20,000          20       19,980             -         -           -          20,000
- on May 15, 2000                   5,000           5        4,995             -         -           -           5,000
- on May 18, 2000                   5,000           5        4,995             -         -           -           5,000
- on May 24, 2000                  20,100          20       20,080             -         -           -          20,100
- on May 26, 2000                  38,500          38       38,462             -         -           -          38,500
- on May 31, 2000                   5,000           5        4,995             -         -           -           5,000
- on June 6, 2000                  10,000          10        9,990             -         -           -          10,000
- on June 8, 2000                   5,000           5        4,995             -         -           -           5,000
- on June 9, 2000                  10,000          10        9,990             -         -           -          10,000
- on June 22, 2000                  5,000           5        4,995             -         -           -           5,000
- on June 23, 2000                 35,000          35       34,965             -         -           -          35,000
- on June 23, 2000                  5,000           5        4,995             -         -           -           5,000
- on June 27, 2000                  5,000           5        4,995             -         -           -           5,000
- on June 30, 2000                 60,000          60       59,940             -         -           -          60,000
- on July 12, 2000                 10,000          10        9,990             -         -           -          10,000

The accompanying notes are integral part of these financial statements.

                                     - F6 -

ISHOPNOMARKUP.COM, INC.
(A Development Stage Company)
STATEMENT OF STOCKHOLDERS' EQUITY

                                                                               Deficit
                                                                             Accumulated
                                                               Additional       During
                                             Common Stock        Paid-in      Development     Treasury Stock
                                           ------------------   Capital          Stage      -----------------
                                           Share        Amount                                Shares      Amount       Total
                                           --------    ------- ------------  --------------   ------     ------     -----------
- on July 13, 2000                           65,000        65       64,935            -           -          -          65,000
- on July 14, 2000                           27,760        28       27,732            -           -          -          27,760
- on July 20, 2000                           37,500        37       37,463            -           -          -          37,500
- on July 25, 2000                           15,000        15       14,985            -           -          -          15,000
- on July 26, 2000                            5,000         5        4,995            -           -          -           5,000

Options issued as compensation                    -         -    2,295,858            -           -          -       2,295,858

Net loss (unaudited)                              -         -            -    (3,304,272)         -          -     (3,304,272)
Purchase back of common stock on
 June 6, 2000 at $.01 per share                   -         -            -                     500,000    (5,000)  (    5,000)

Distribution of investment in affiliate
 to stockholders                                  -         -            -      (342,000)            -         -     (342,000)
                                         -----------  ------- ------------  --------------   ---------   ------     ----------
Balance, September 30, 2000              111,832,544  $111,833$  5,153,733  $ (4,681,837)      500,000   $(5,000)   $ 578,729
                                         ===========  ======== ===========  =============    =========   ========   ==========


The accompanying notes are integral part of these financial statements.

                                     - F7 -

ISHOPNOMARKUP.COM, INC.
(A Development Stage Company)
STATEMENT OF CASH FLOWS

                                                                      August 20,     August 20,
                                                        Six             1999           1999
                                                     Months Ended   (Inception) to  (Inception) to
                                                     September 30,    March 31,     September 30,
                                                         2000           2000            2000
                                                     ------------   -------------  --------------
                                                     (Unaudited)     (Unaudited)
CASH FLOWS FROM OPERATING
ACTIVITIES
  Net loss                                           $  (3,304,272) $( 1,035,565)     $(4,339,837)
  Adjustments to reconcile net   loss to
  Net cash provided (used) by operating activities:
    Depreciation and amortization                            8,006         4,798           12,804
    Stock-based compensation                             2,212,360       251,740        2,464,100
    Loss on abandonment of fixed assets                      7,244             -            7,244
    (Increase) Decrease in:
    Other receivables                                  (  185,915)  (   100,000)     (   285,915)
    Security deposits                                  (   49,322)            -      (    49,322)
    Prepaid expenses and other current assets              21,273        36,746)     (    15,473)
    (Decrease) Increase in:
    Accounts payable                                   (   17,082)       32,534           15,452
                                                       ----------    ----------     ------------
NET CASH USED IN OPERATING ACTIVITIES                  (1,307,708)   ( 883,239)      (2,190,947)
                                                       ----------    ----------     ------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment                   (   36,475)   (   57,300)      (   93,775)
  Investment                                           (    2,500)            -       (    2,500)
                                                       ----------    ----------     ------------
NET CASH (USED BY) PROVIDED BY INVESTING ACTIVITIES    (   38,975)   (   57,300)      (   96,275)
                                                       ----------    ----------     ------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Issuance of common stock for cash                       523,860     1,795,616        2,319,476
  Purchase of treasury stock                           (    5,000)            -       (    5,000)
                                                       ----------    ----------     ------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                 518,860     1,795,616        2,314,476
                                                       ----------    ----------     ------------
NET (DECREASE) INCREASE IN
  CASH AND CASH EQUIVALENTS                            (  827,823)      855,077           27,254

  CASH AND CASH EQUIVALENTS - Beginning of Period         855,077             -                -
                                                       ----------    ----------     ------------
CASH AND CASH EQUIVALENTS - End of Period            $     27,254    $  855,077     $     27,254
                                                     ============    ==========     ============

CASH PAID DURING THE PERIOD FOR:
  Interest Expense                                   $          -    $        -     $          -
                                                     ============    ==========     ============
  Income Taxes                                       $          -    $        -     $          -
                                                     ============    ==========     ============



The accompanying notes are an integral part of the financial statements.

                                     - F8 -

ISHOPNOMARKUP.COM, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
MARCH 31, 2000 AND SEPTEMBER 30, 2000

NOTE 1 - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION AND NATURE OF OPERATIONS
Ishopnomarkup.com, Inc. ("Ishop" or the "Company"), is a Nevada corporation formed on August 20, 1999. The Company is currently a development-stage company under the provisions of the Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") NO. 7. The Company conducts its operations from offices located in Garden City, Long Island, New York.

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, the Company has no established source of revenue. This factor raises substantial doubt about the Company's ability to continue as a going concern. Without realization of additional capital, it would be unlikely for the Company to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

Management plans to take the following steps that it believes will be sufficient to provide the Company with the ability to continue in existence:

a) Raise additional working capital through a private placement. The private placement will be in the form of debt, equity or a convertible debenture.

b) Seek acquisitions for the company. Acquisitions will be operating companies in the e-commerce, internet or electronic industries.

UNAUDITED FINANCIAL INFORMATION
In the opinion of the Company, the accompanying unaudited financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly its financial position as of September 30, 2000 and the results of its operations and cash flows for the six months ended September 30, 2000. These statements are condensed and therefore do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The results of operations for the six months ended September 30, 2000 are not necessarily indicative of the results to be expected for the full year.

                                     - F9 -

ISHOPNOMARKUP.COM, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
MARCH 31, 2000 AND SEPTEMBER 30, 2000

NOTE 1 - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

NATURE OF OPERATIONS
Ishop was formed for the purpose of developing a shopping mall on the Internet. Ishop will offer products through its website on the Internet and provide goods directly from the supplier, at no markup to the purchaser. Ishop will generate revenues by charging a transaction fee and through advertising, and it will not carry an inventory. Ishop's initial phase of its business plan will focus on marketing of books, software, music, games and videos due to the proven popularity of these items on the Internet. It is anticipated that operating revenue will commence on or about the second quarter of the year 2000/2001.

USE OF ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS
The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

CONCENTRATION OF CREDIT RISK
The Company places its cash in what it believes to be credit-worthy financial institutions. However, cash balances may exceed FDIC insured levels at various times during the year.

FAIR VALUE OF FINANCIAL INSTRUMENTS
The carrying value of cash and cash equivalents and accounts payable approximates fair value due to the relatively short maturity of these instruments.

PROPERTY AND EQUIPMENT
Property and equipment are recorded at cost. Repairs and maintenance costs are charged to operations as incurred. Depreciation is computed using straight-line methods calculated to amortize the cost of assets over their estimated useful lives, generally five to seven years. Upon retirement or other disposition of property and equipment, the cost and related depreciation will be removed from the accounts and the resulting gains or losses recorded.

                                    - F10 -

ISHOPNOMARKUP.COM, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
MARCH 31, 2000 AND SEPTEMBER 30, 2000

NOTE 1 - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

STOCK-BASED COMPENSATION
The Company has adopted the intrinsic value method of accounting for stock-based compensation in accordance with Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees" and related interpretations.

ORGANIZATION COSTS
In accordance with American Institutes of Certified Public Accountants' Statement of Position 98-5 "Reporting on the Costs of Start-Up Activities", the Company expenses, as incurred, costs related to organizational and start- up activities.

INCOME TAXES
Income taxes are provided for based on the liability method of accounting pursuant to SFAS No. 109, "Accounting for Income Taxes". Deferred income taxes, if any, are recorded to reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end.

INVESTMENTS
Investments in affiliates which are less than 20% are being carried on the cost basis.

LOSS PER SHARE
The computation of basic earnings per share ("EPS") is computed by dividing income available to common stockholders by the weighted average number of outstanding common shares during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period. The computation of diluted EPS does not assume conversion, exercise or contingent exercise of securities that would have an anti-dilutive effect. Nominal issuance of stock is deemed to be outstanding for the entire period presented.

The shares used in the computation were as follows:


                                        March 31, 2000      September 30, 2000
                                        --------------      ------------------
Basic and Diluted                         111,832,544          111,832,544
                                        =============       =================

                                     - F11 -

ISHOPNOMARKUP.COM, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
MARCH 31, 2000 AND SEPTEMBER 30, 2000

NOTE 1 - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

COMPREHENSIVE INCOME
SFAS No. 130, "Reporting Comprehensive Income", establishes standards for the reporting and display of comprehensive income and its components in the financial statements. The items of other comprehensive income that are typically required to be displayed are foreign currency items, minimum pension liability adjustments, and unrealized gains and losses on certain investments in debt and equity securities. At March 31, 2000 and for the period then ended, the Company had no such transactions.

NOTE 2 - RESTATEMENT

The Company has restated its financial statements for the period of inception to March 31, 2000 as a result of the following:

The Company, as described in Note 3, will account for its investment in C1line.com, Inc. ("C1") pursuant to the cost method, rather than on a consolidated basis, as control of C1 decision making no longer is retained by the Company. The effect of the restatement is to eliminate goodwill of $287,000, reduce cash by $26,000, reduce property and equipment by $14,800, and reduce the net loss by $80,000.

NOTE 3 - CORPORATE ACQUISITIONS AND DISPOSITION

On December 10, 1999, Ishop acquired a 49% equity interest in C1 by issuing 2,000,000 shares of common stock at the then market price of $.19 per share, in exchange for 10,290,000 shares of C1, issued at par value of $.001. On July 28, 2000, the Company distributed 90% of its investment in C1 to the Company's stockholders. The carrying value in the financial statements has been reduced to $38,000. Since the ownership of the substantial portion of the investment was temporary, the investment has been accounted for pursuant to the cost method.

The Company also has investments in three other entities. All of these investments are less than 20% of the outstanding stock of the investor and are carried on the cost basis. The aggregate investment in these three affiliates at September 30, 2000 is $5,229.

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:


                                        March 31, 2000     September 30, 2000
Equipment and Furniture                   $  46,654           $   79,681
Leasehold Improvements                       10,646                    -
                                          ---------           -----------
                                             57,300               79,681
Less:  Accumulated Depreciation              (4,798)               8,681
                                          ---------           -----------
                                          $  52,502           $   71,000
                                          =========           ===========



Depreciation expense for the year ended March 31, 2000 is $4,798, and for the six months ended September 30, 2000 is $8,006.

                                     -F12-

NOTE 5 -INCOME TAXES

The components of the provision for income taxes for the period from August 20, 1999 (inception) to March 31, 2000, are as follows:



Current Tax Expense
    U.S. Federal                                        $           -
    State                                                           -
                                                         -------------
Total Current                                                       -

Deferred Tax Expense
    U.S. Federal - State -
                                                         -------------
Total Deferred                                                      -

Total Tax Provision (Benefit) from
Continuing Operations                                   $           -
                                                         -------------


The reconciliation of the effective income tax rate to the Federal statutory rate is as follows:


Federal Income Tax Rate                                          34.0%
Effect of Valuation Allowance                                (   34.0)%
Effective Income Tax Rate                                         0.0%


At March 31, 2000, the Company had net carry forward losses of approximately $1,035,505. Because of the current uncertainty of realizing the benefits of the tax carry forward, a valuation allowance equal to the tax benefits for deferred taxes has been established. The full realization of the tax benefit associated with the carry forward depends predominantly upon the Company's ability to generate taxable income during the carry forward period.

Deferred tax assets and liabilities reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of March 31, 2000 are as follows:




Deferred Tax Assets
 Loss Carry forwards                                           $    352,000

 Less:  Valuation Allowance                                    (   352,000)
                                                              -------------
 Net Deferred Tax Assets                                                 -
                                                              ==============

Net operating loss carry forwards expire in 2020.

                                     - F13 -

ISHOPNOMARKUP.COM, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
MARCH 31, 2000 AND SEPTEMBER 30, 2000

NOTE 6 - RELATED PARTY TRANSACTIONS

An officer, director and shareholder of the Company individually owns another company that includes its products on the Company's website. Such products will be marketed to the public at terms and conditions no different than other product vendors.

The Company has a contract with a consulting firm whereby another officer, director and shareholder of the Company is an owner of the consulting firm. This firm has primarily been retained to actively solicit additional vendors to bring products to the Company's website.

Certain web design production and multi-media production is performed by an entity owned by the spouse of the Company's VP/Sales and Marketing.

The Company has advanced funds to its affiliates, aggregating $281,553, including interest at 10%.

The Company leases office space to these entities at fair market rates.

NOTE 7 - COMMITMENTS AND CONTINGENCIES

The Company, effective April 2000, committed to a lease for all of its office space, through October 2002.

The following is a schedule by years of future minimum annual rental payments required under the lease.

March 31, 2001 $ 339,456 March 31, 2002 $ 350,064 March 31, 2003 $ 175,032

Rental expense was $22,800 for the year ended March 31, 2000, and $80,992 for the six months ended September 30, 2000 (see Note 5).

NOTE 8 - OPTIONS

The Company adopted an option plan "1999 Stock Option Plan" which provides for the issuance of options to purchase up to 5,000,000 shares of Common Stock. The plan was established to provide employee incentives.

                                    - F14 -

ISHOPNOMARKUP.COM, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
MARCH 31, 2000 AND SEPTEMBER 30, 2000

NOTE 8 - OPTIONS (CONTINUED)

The Company uses the intrinsic value method (APB Opinion 25) to account for its stock options granted to officers, directors, and employees. Under this method, compensation expense is recorded over the vesting period based on the difference between the exercise price and quoted market price on the date the options are granted.

The Company has adopted only the disclosure provisions of SFAS 123 "Accounting for Stock-Based Compensation". At March 31, 2000, 1,558,283 options were granted (with an exercise price of $.50), none have been exercised. Stock options expire primarily in ten years from the date granted and vest over service periods that range from 11/2 to 10 years. The weighted average fair value of options granted during the period ended March 31, 2000 estimated on the date of grant using the Black-Sholes option-pricing model was $-0-. The fair value of these options granted is estimated on the date of grant using the following assumptions: expected volatility of 1%, risk-free interest rate of 6.0%, and an expected life of ten years.

During the six month period ended September 30, 2000, the Company granted options to purchase 4,591,717 shares of common stock, with an exercise price of $.50. The options vest over a period of 0 to 2 years. As the exercise price was less than the fair value of the common stock at the date of grant, compensation expense of $2,193,869 has been recorded in the financial statements. The estimated fair value of the options granted during the six month period ended September 30, 2000 was $.55 per option valued using the Black-Sholes option pricing model with the following assumption: Volatility of 0%, risk-free interest rate of 5.25%, and an expected life of two years.




Proforma loss and loss per share information, for the six month period ended September 30, 2000, if the provisions of SFAS 123 had been adopted, as follows:

Loss as reported            $ (3,304,272)
                            -------------
Proforma loss               $ (3,522,558)
                            -------------
Proforma loss per share     $ (     0.03)


Stock option activity is summarized as follows:
                                                                   Weighted
                                                  Number of        Average
                                                   Shares       Exercise price
                                                 -----------    --------------
Stock option activity is summarized as follows:
Outstanding, at inception, August 20, 1999             -        $          -

Granted                                          1,558,283      $        0.50
                                                 ---------
Outstanding at March 31, 2000                    1,558,283      $        0.50
                                                 =========
Exercisable at March 31, 2000                            -
                                                 =========

                                       - F15 -

ISHOPNOMARKUP.COM, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
MARCH 31, 2000 AND SEPTEMBER 30, 2000

NOTE 7 - OPTIONS (CONTINUED)

Weighted average remaining life at March 31, 2000 is 9.5 years.


                                                            Weighted
                                       Number of            Average
                                       Shares            Exercise price
                                      -----------        --------------


Outstanding, April 1, 2000             1,558,283         $         0.50

Granted                                4,591,717         $         0.50
Cancelled                             (1,150,000)        $         0.50
                                      -----------        --------------

Outstanding, September 30, 2000        5,000,000         $         0.50
                                      -----------        --------------

Exercisable, September 30, 2000        4,358,717         $         0.50

Weighted average remaining life at September 30, 2000 is 4.75 years.

                                    - F16 -

APPENDIX


No dealer, salesperson or any other person
is authorized to give any information or
to make any representations in connection
with this Prospectus and, if given or made,
such information or representations must
not be relied upon as having been authorized
by us. This Prospectus does not constitute
an offer to sell or a solicitation of an        iShopNoMark up .com, Inc.
offer to buy any security other than the
securities offered by this Prospectus, or
an offer to sell or solicitation of an
offer to buy any securities by anyone in
any jurisdiction in which such offer or
solicitation is not authorized or is
unlawful. The delivery of this Prospectus
shall not, under any circumstances, create
any implication that the information herein
is correct as of any time subsequent to the
date of the Prospectus For Office Use Only:
---------------------------------------------
Until June 30, 2003 all dealers effecting                5,000,000
transactions in the registered securities,         SHARES COMMON STOCK
whether or not participating in this            ($.001 par value per share)
distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

TABLE OF CONTENTS
Summary                                  5
Our Company                              5
Management's Discussion and
Analysis of Financial
Condition and Plan of Operations         7
Risk Factors                             8
Losses since our inception               8
Seasonal economic conditions             9
Revenues and results fluctuate           9
Need for additional capital              9
Control of the corporation              10
Failure to service customers            10
Use of Proceeds                         10
Capitalization                          11
Dilution                                12
Business                                14
Principal Shareholders                  15
Management                              17         ISHOPNOMARKUP.COM, INC.
Certain Transactions                    21          683 Middle Neck Road
Description of Securities               22          Great Neck, NY 11021
Shares Eligible for Future Sale 23
Available Information                   24
Dividend Policy                         25
Stock Transfer Agent                    25
Experts                                 25          ___________,2002
Legal Matters                           26
Index to Financial Statements           F-1
---------------------------------------

Broker/Dealer Name & Address -------------------------------------------------
Investor: --------------------------------------------------------------------
Investor #: ------------------------------------------------------------------

SUBSCRIPTION
AGREEMENT
For
I SHOP NO MARKUP.COM,INC.
COMMON STOCK ($10.00 PER SHARE)

Persons interested in purchasing common stock of iShopNoMarkup.com, Inc. Must complete and return this Subscription Agreement along with their check or Money order to:

iShopNoMarkup.com, Inc.
683 Middle Neck Road
Great Neck, NY 11021 ("the Issuer") ("the Company")

Subject only to acceptance hereof by the issuer, in its discretion, the undersigned hereby subscribes for the number of common shares and at the aggregate subscription price set forth below.

An accepted copy of this Agreement will be returned to the Subscriber as a receipt, and the physical stock certificates shall be delivered to each Investor within thirty (30) days of the Close of this offering.

SECURITIES OFFERED - The Company is selling 5,000,000 shares ($.001 par value per share) at $10.00 per share.

MINIMUM SUBSCRIPTION - In connection with this subscription the Undersigned hereby subscribes to the number of common shares shown in the following table.

ALL SUBSCRIBERS - THE MINIMUM SUBSCRIPTION IS 250 SHARES.


Number of Common Shares        =
                                  ----------------
Multiply by Price of Shares    x  $10.00 per Share
                                  ----------------
Aggregate Subscription Price   =  $
                                   ---------------

Check or money order shall be made payable to iShopNoMarkup.com, Inc. or by wire transfer as per instructions listed below.

WIRING INSTRUCTIONS:

HSBC BANK
523 MIDDLE NECK RD.
GREAT NECK, NY 11023

CONTACT: MR. RONALD M.  BERKOWITZ - BRANCH MANAGER

BANK PHONE NUMBER: 516-482-1110
BANK FAX NUMBER: (516) 482-2793

ROUTING NUMBER (ABA #) 021001088

ACCOUNT NO. 920-06125-7

IN THE NAME OF: ISHOPNOMARKUP.COM. INC.

In connection with this investment in the Company, I represent and warrant as follows:

a) Prior to tendering payment for the shares, I received a copy of and read your prospectus dated _________________,2002.

b) I am a bonafide resident of the state of_____________________

c) The Issuer and the other purchasers are relying on the truth and accuracy of the declarations, representations and warranties herein made by the undersigned. Accordingly, the foregoing representations and warranties and undertakings are made by the undersigned with the intent that they may be relied upon in determining his/her suitability as a purchaser. Investor agrees that such representations and warranties shall survive the acceptance of Investor as a purchaser, and Investor indemnifies and agrees to hold harmless, the Issuer and each other purchaser from and against all damages, claims, expenses, losses or actions resulting from the untruth of any of the warranties and representations contained in this Subscription Agreement.

d) I am relying only on the information contained in the prospectus and understand that no other information provided by any other parties is authorized other than contained in the prospectus and I am making my investment based on the information presented in the prospectus only.

Please register the shares which I am purchasing as follows:

NAME: DATE:
As (check one)
[ ] Individual [ ] Tenants in Common [ ] Existing Partnership
[ ] Joint Tenants [ ] Corporation [ ] Trust
[ ] Minor with adult [ ] IRA custodian under the Uniform Gift to Minors Act

For the person(s) who will be registered shareholder(s):



------------------------------          ---------------------------------
Signature of Subscriber                   Residence Address

------------------------------          ---------------------------------
Name of Subscriber (Printed)              City or Town

------------------------------          ---------------------------------
Signature of co-Subscriber                State      Zip Code

------------------------------          ---------------------------------
Name of co-Subscriber (Printed)           Telephone

------------------------------          ---------------------------------
Subscriber Tax I.D. or                    Co-Subscriber Tax I.D. or
Social Security Number                    Social Security Number

------------------------------
E-mail Address (if available)


ACCEPTED BY:ISHOPNOMARKUP.COM, INC.



By:--------------------               Date--------------
          Officer

PART II-INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OFFICERS AND DIRECTORS

The information required by this item is incorporated by reference to "indemnification" in the prospectus herein.

At present we have not entered into individual indemnity agreements with our Officers or Directors. However, our By-Laws and Certificate of Incorporation provide a blanket indemnification that we shall indemnify, to the fullest extent under Nevada law, our directors and officers against certain liabilities incurred with respect to their service in such capabilities. In addition, the Certificate of Incorporation provides that the personal liability of our directors and officers and our stockholders for monetary damages will be limited.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons Pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and we will be governed b y the final adjudication of such case.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION



SEC Registration                                   $   13,200.00
Blue Sky Fees and Expenses                         $    4,100.00
Legal Fees and Expenses                            $   20,000.00
Printing and Engraving Expenses                    $   13,700.00
Transfer Agent                                     $    7,000.00
Accountant's Fees and Expenses                     $   15,000.00
                                                   -------------
Total                                              $   73,000.00

The foregoing expenses, except for the SEC fees, are estimated. The above expenses are included in the 15% estimated cost of selling the offering. (See "Use of Proceeds section of the prospectus).

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

(a) Unregistered Securities sold within the past three years.

We issued 50,500,000 shares of Common Stock to Yousef Neissani, in connection with our initial capitalization. The total price paid for the shares was $50,500, or $0.001 per share.

We issued 50,500,000 shares of Common Stock to Anthony Knight on August 20, 1999, pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), in connection with an agreement with Mr. Knight. Pursuant to the terms of the agreement, the Common Stock was issued as consideration for the preparation by Mr. Knight of a business plan designed to educate prospective venture investors about our business to business and business to consumer programs. The value of the shares issued pursuant to this agreement was $50,500.

We issued 1,000,000 shares of Common Stock to Mike Gumport in August 1999 who later became a director of the Company, in connection with our initial capitalization and pursuant to an exemption from registration under Section 4(2) of the Securities Act. The total price paid for the shares was $2,500, or $.0025 per share. Subsequently 500,000 shares were returned to the Company when Mr. Gumport became a member of the board of advisors and no longer served as a member of the board of directors, and now show as treasury stock on our balance sheet.

We issued 131,581 shares of Common Stock to PSY Trading, Inc. ("PSY"), a company owned by Moussa Yeroushalmi, on December 10, 1999, in connection with our initial capitalization and pursuant to an exemption from registration under
Section 4(2) of the Securities Act. The total price paid for the shares was $25,000, or $.19 per share.

We issued 2,000,000 shares of Common Stock to PSY, Inc., on December 10, 1999, in exchange for 10,290,000 shares of ClLine.com, Inc., common stock.

We issued 5,191,917 shares of Common Stock in a private placement, conducted beginning on September 21, 1999, and concluding on January 12, 2000. The price per unit was $.019. The total consideration received by us in connection with this private placement was $986,446. The offer and sale of the shares was conducted pursuant to Rule 506 of Regulation D of the Commission without any general solicitation. There were no non-accredited purchasers.

We issued 1,085,748 shares of Common Stock during a period running from February 15,2000, under the terms of an Employee Stock Compensation Plan (the "Stock Compensation Plan"), in which the Common Stock was issued to some of our directors, key employees and consultants. The Stock Compensation Plan, created by a Board resolution, was established pursuant to an exemption under rule 701 of the Securities Act. The total value of the shares issued pursuant to this Stock Compensation Plan was $219,731.

We issued 673,137 shares of Common Stock in a second round of private placement financing, beginning on January 7, 2000, and concluding on February 3, 2000 The price per unit was $.075. The total consideration received by us in connection with this private placement was $504,853. The offer and sale of the shares was conducted pursuant to Rule 506 of Regulation D, without any general solicitation. There were no non-accredited purchasers.

We issued 750,160 shares of Common Stock in a third round of private placement financing, conducted beginning on February 4, 2000, and concluding on July 26, 2000. The price per unit was $1.00. The total consideration received by us in connection with this private placement was $750,160. This offer and sale of the shares was conducted pursuant to Rule 506 of Regulation D, without any general solicitation. There were no non-accredited purchasers.

There's an agreement between Mr. Yousef Neissani and PSY Trading Inc., which is owned 100% by Mr. Moussa Yeroushalmi wherein in that agreement Mr. Neissani transferred his entire share other than 1M share to PSY Trading Inc.

ITEM 27. - EXHIBITS

                               Index to Exhibits

SEC REFERENCE      TITLE OF DOCUMENT               LOCATION
NUMBER
3.1                Articles of Incorporation        Previously Filed
-----------------------------------------------------------------------------
3.2                Bylaws                           Previously Filed
-----------------------------------------------------------------------------
5.1                Consent of Miles Garnett, Esq.   Previously Filed
-----------------------------------------------------------------------------
10.1               Lease Agreement                  Previously Filed
-----------------------------------------------------------------------------
10.2               Trademark Applications           Previously Filed
-----------------------------------------------------------------------------
10.3               1999 Stock Option Plan           Previously Filed
-----------------------------------------------------------------------------
10.4               Stock Option Agreements          Previously Filed
-----------------------------------------------------------------------------
10.5               Standard Supplier Agreement      Previously Filed
-----------------------------------------------------------------------------
10.6               Employment Agreements            Previously Filed
-----------------------------------------------------------------------------
10.7               Agreement w/Ian Noakes
                   for Overseas Offices             Previously Filed
-----------------------------------------------------------------------------
10.8               Consulting Agreement
                   w/ Knight Mitchell               Previously Filed
-----------------------------------------------------------------------------
10.9               Purchase Agreement
                   w/ Big Y and other terms         Previously Filed
-----------------------------------------------------------------------------
10.11              Stock Compensation Plan          Previously Filed
-----------------------------------------------------------------------------
10.12              Persons receiving stock
                   under Stock Compensation Plan    Previously Filed
                   with details
-----------------------------------------------------------------------------
10.13              Consulting Agreements            Previously Filed
10.14              Lease Agreement
                   for relocation                   Previously Filed
-----------------------------------------------------------------------------
11.1               Statement re: Computation
                   of per share earnings            Previously Filed
-----------------------------------------------------------------------------
21.1               Subsidiaries of iShop            Previously Filed
-----------------------------------------------------------------------------
23.1               Consent of Accountant,           Previously Filed
-----------------------------------------------------------------------------
27.1               Financial Data Schedule          Previously Filed

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, this registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, in the city of Great Neck, State of New York, on March 31, 2003.


(REGISTRANT) I SHOP NO MARKUP.COM, INC.
                   --------------------------


                       BY /S/ MOUSSA YEROUSHALMI
                  ------------------------------------------
                  MOUSSA YEROUSHALMI, CHIEF EXECUTIVE OFFICER

In accordance with the Securities Act of 1933 this registration was signed by the following persons in the capacities and on the dates indicated.


(SIGNATURE)              /S/ MOUSSA YEROUSHALMI
                      --------------------------------------------
                          MOUSSA YEROUSHALOMI, CEO


(DATE)

(SIGNATURE)              /S/ JAMES FREEBODY
                    -----------------------------------------------
                         JAMES FREEBODY, CFO

(DATE)


Who must sign: the small business issuer, its principal executive officer or officers, its principal financial officer, its controller or principal accounting officer and at least the majority of directors or persons performing similar functions.